As filed with the Securities and Exchange Commission on July 25, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Hemcure, Inc.
(Exact name of registrant as specified in its charter)

Nevada	3679	20-5573204
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

11839 East Smith Avenue
Santa Fe Springs, California 90670
(562) 447-1780
(Address and telephone number of principal executive offices)

National Registered Agents, Inc.
1000 East William, Suite 204
Carson City, Nevada 89701
(800) 767-1553

(Name, address and telephone number of agent for service)

Copies to:

Kevin Friedmann, Esq.
Richardson & Patel LLP
The Chrysler Building
405 Lexington Avenue, 26th Floor
New York, NY 10174
(212) 907-6686

Approximate date of proposed sale to the public: As soon as practicable, after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
common stock, par value $0.01 per share	14,748,805 shares	$2.70 (1)	$39,821,773	$1,222.53
common stock, par value $0.01 per share, underlying warrants	3,200,000 shares (3)	$1.00 (2)	$3,200,000	$98.24
common stock, par value $0.01 per share, underlying warrants	12,900,000 shares (4)	$1.50 (2)	$19,350,000	$594.05
TOTAL	30,848,805 shares		$62,371,773	$1,914.82

(1)
Pursuant to Rule 457(c), the proposed maximum offering price per share is estimated for the purpose of calculating the amount of the registration fee and is based on the last reported sale price of our common stock which took place on June 29, 2007, as quoted on the National Association of Securities Dealers Over the Counter Bulletin Board.

(2)	The registration fee is based on the exercise price applicable to shares issuable upon exercise of warrants in accordance with Rule 457(g).

(3)	Represents shares of common stock issuable upon the exercise of warrants at a price of $1.00 per share issued to certain bridge lenders.

(4)	Represents shares of common stock issuable upon the exercise of warrants at a price of $1.50 per share issued to investors in a private placement that initially closed on June 7, 2007.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus	Subject To Completion, Dated 25, 2007

Hemcure, Inc.

30,848,805 Shares of Common Stock

This prospectus relates to the resale of 30,848,805 shares of our common stock, par value $0.01 per share, by the selling shareholders named on pages 28 through 31. These shares include up to 16,100,000 shares of our common stock issuable upon the exercise of warrants. We will not receive any proceeds from the sale of the shares made by the selling shareholders but we may receive proceeds from the exercise of the warrants upon exercise. Any such proceeds will be used by us for working capital and general corporate purposes. We will pay the expenses of registering these shares.

Our common stock is traded and quoted on the National Association of Securities Dealers OTC Bulletin Board under the trading symbol HMCU. On June 29, 2007, the last reported sale price of our common stock was $2.70 per share. As of June 29, 2007 we had 26,405,305 shares of common stock outstanding.

You should read this prospectus and any amendment or supplement hereto together with additional information described under the heading “Available Information.”

Our executive offices are located at 11839 East Smith Avenue, Santa Fe Springs, California 90670 and our telephone number is (562) 447-1780.

An investment in the shares of our common stock being offered by this prospectus involves a high degree of risk. You should read the “Risk Factors” section beginning on page 7 before you decide to purchase any shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______, 2007

You should rely only upon the information contained in this prospectus and the registration statement of which this prospectus is a part.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. We have not sought the consent of the sources to refer to their reports in this prospectus.

i

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including the “Risk Factors” section, the financial statements and the notes to the financial statements, before making an investment decision. In this prospectus and any amendment or supplement hereto, unless otherwise indicated, the terms “Hemcure, Inc.”, the “Company”, “we”, “us”, and “our” refer and relate to Hemcure, Inc., a Nevada corporation, and it’s wholly-owned subsidiary, AuraSound, Inc, a California corporation.

Our Business

We are engaged, through our wholly-owned subsidiary, AuraSound, Inc., a California corporation (“AuraSound”), in the development, manufacturing and marketing of premium audio products. Specializing in the production of high sound pressure level (“SPL”), bass-rich, low distortion sound from compact acoustic transducers (speakers), AuraSound has, since its inception in 1987, invested in the development of innovative audio technologies for use in ultra high end home and professional audio products. We recently expanded our product line to the micro-audio market. Specifically, we have developed and are currently marketing undersized speakers to deliver sound quality to devices such as laptops, flat-panel televisions and displays and mobile phones that we believe is far superior to the current sound quality found in these devices. We are currently delivering our micro-audio products to Quanta and have received commitments for future delivery of our micro-audio products to Quanta, Compal, NEC, Toshiba, Amtran, Epson, Mando, and Acer.

Our History and Recent Developments

Hemcure, Inc. was incorporated under the laws of the state of Minnesota in 1986 to provide administrative and marketing services to physicians and physician groups and ceased operations in April 1991 and liquidated its remaining assets to pay off remaining trade debt. We were involuntarily dissolved by the State of Minnesota effective July 29, 1996 and reinstated in good standing on February 16, 2005.

In January 2005, Robert Geller, John Ferris and Clifton Sherwood resigned as officers and directors of our Company. The remaining Board members, consisting of Allen Goldstone and Sanford Schwartz, appointed two new directors, Michael Friess and John Venette and appointed Michael Friess as President and CEO and John Venette as Secretary, Treasurer and Chief Financial Officer. We then opted to become a "blank check" company and to further engage in any lawful corporate undertaking, including selected mergers and acquisitions.

On April 7 2005, Allen Goldstone, Sanford Schwartz, Michael Friess and Dave Lilja contributed $16,000 to our Company as paid-in capital to pay for the costs of accounting and filings with the SEC to reactivate the Company as a reporting company. In consideration for the capital contributions, we issued such individuals an aggregate of 7,000,000 shares of our common stock, reflecting the number of shares prior to our reverse stock split disclosed below.

Effective May 26, 2006, four existing shareholders of our Company sold 7,218,750 shares or approximately 73.2% (calculated prior to our reverse stock split) of our common stock to Synergy Business Consulting, LLC, resulting in a change in control of our Company, with John Venette and Sanford Schwartz resigning their respective officer and director positions and the remaining director, Michael Friess, appointing Bartly J. Loethen, principal of Synergy Business Consulting, LLC, as a director the Company. On May 30, 2006, Mr. Friess resigned his officer and director positions and Mr. Loethen was appointed President, CEO, Secretary, Treasurer and Chief Financial Officer our Company.

On September 8, 2006, our Company was reorganized by re-domiciling to the state of Nevada pursuant to a merger with Hemcure, Inc., a Nevada corporation, which included a seventeen and one-half (17.5) shares for one share reverse stock split effective September 22, 2006, resulting in 563,695 shares outstanding, the adoption of Nevada Articles of Incorporation and By-laws, and Mr. Loethen continuing as our sole officer and director. The NASDAQ stock market effected the re-incorporation, merger and reverse stock split at the opening of business on September 22, 2006, with HMCU as our trading symbol on the OTCBB.

On June 7, 2007, we consummated a share exchange of our common stock and acquired 100% of the issued and outstanding capital stock of AuraSound pursuant to an Amended and Restated Agreement and Plan of Share Exchange, dated June 7, 2007. Pursuant to the agreement, we issued to the stockholders of AuraSound 11,505,305 shares of our common stock, constituting approximately 43.6% of our issued and outstanding common stock in exchange for all of the issued and outstanding capital stock of AuraSound, and all outstanding warrants of AuraSound were exchanged for our warrants to purchase an aggregate of 3,200,000 shares of our common stock at an exercise price of $1.00 per share. Mr. Loethen appointed new officers effective June 7, 2007 and directors to take office upon his resignation, effective July 9, 2007. See “Directors, Executive Officers, Promoters and Control Persons” for the names and biographies of our new officers and directors.

Recent Financings

Concurrent with the share exchange, on June 7, 2007, we completed the initial closing of a private placement pursuant to which we have issued a total of 12,900,000 units, each unit consisting of one share of our common stock and a five-year non-callable warrant to purchase one share of our common stock at an exercise price of $1.50 per share to 16 investors. The units were issued at $1.00 per unit, yielding net proceeds to us, after expenses and placement agent fees, of approximately $11,543,000. Pursuant to contractual obligations to our investors in such private placement, we are registering the shares of common stock, and shares of common stock underlying the warrants, issued in our private placement pursuant to the registration statement of which this prospectus forms a part. Investors who purchased at least $3,000,000 of such units have the option to purchase such number of additional units equal to 50% of the dollar amount invested by such investor at a price of $1.35 per unit for a period of 12 months from the initial closing date of the private placement, which required us to reserve 8,888,888 shares of our common stock underlying such options.

GP Group, LLC, an NASD member firm and an affiliate of Gemini Partners, Inc., acted as exclusive placement agent with respect to our private placement and received cash commissions of 8% of the gross proceeds of the private placement and approximately $73,167.52 for all costs, fees and expenses it incurred in connection with the private placement.

In contemplation of the June 7, 2007 share exchange and private placement, AuraSound obtained the following short-term bridge loans aggregating $2,450,000, which loans were repaid in full with the proceeds from the private placement:

•
$750,000 from Mapleridge Insurance Services pursuant to a Loan Agreement dated December 29, 2006. Mapleridge Insurance Services received a five-year warrant to purchase 750,000 shares of our common stock at an exercise price of $1.00 per share in accordance with this loan transaction.

•
$500,000 from Westrec Properties, Inc. & Affiliated Companies 401(k) Plan pursuant to a Loan Agreement dated January 29, 2007. Westrec Properties received a five-year warrant to purchase 750,000 shares of our common stock at an exercise price of $1.00 per share in exchange for a warrant of AuraSound, which was assigned to Westrec Properties by GP Group, LLC on January 29, 2007.

•
$500,000 from Apex Investment Fund, Ltd. pursuant to a Loan Agreement dated February 5, 2007. Apex Investment Fund, Ltd. received a five-year warrant to purchase 750,000 shares of our common stock at an exercise price of $1.00 per share in accordance with this loan transaction.

•
$500,000 from Clearview Partners, LLC pursuant to a Loan Agreement dated April 2, 2007. Clearview Partners, LLC received a five-year warrant to purchase 750,000 shares of our common stock at an exercise price of $1.00 per share in accordance with this loan transaction.

•
$200,000 from YKA Partners, Ltd. pursuant to a Loan Agreement dated February 14, 2007. YKA Partners, Ltd. received a five-year warrant to purchase 200,000 shares of our common stock at an exercise price of $1.00 per share in accordance with this loan transaction.

Pursuant to contractual obligations to such bridge lenders, we are registering the shares of our common stock underlying the warrants held by them.

Corporate Information

Our executive offices are located at 11839 East Smith Avenue, Santa Fe Springs, California 90670 and our telephone number there is (562) 447-1780. We also maintain a website at www.aurasound.com. Information included on our website is not a part of this prospectus.

The Offering

Outstanding Common Stock (1)	26,405,305 shares (2)

Common Stock Offered
Up to 30,848,805 shares of common stock, including up to 16,100,000 shares of common stock issuable upon the exercise of warrants, which warrants have an exercise price ranging from $1.00 to $1.50 per share.

Proceeds
The selling shareholders will receive the proceeds from the sale of shares. We will not receive any of the proceeds from the sale of shares offered by this prospectus. We may, however, receive proceeds upon the exercise of the warrants which, if all such warrants are exercised in full, would be $22,550,000, except to the extent such warrants are exercised on a cashless basis. Proceeds, if any, received from the exercise of warrants will be used for working capital and general corporate purposes.

Risk Factors	See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

OTCBB Trading Symbol	HMCU

(1) As of July 17, 2007.

(2)	The total number of outstanding shares of common stock above excludes

•	12,900,000 shares of our common stock issuable upon the exercise of warrants at an exercise price of $1.50 per share;

•	3,200,000 shares of our common stock issuable upon exercise of warrants at an exercise price of $1.00;

•	245,000 shares of our common stock issuable upon exercise of warrants at an exercise price of $.80 per share;

•
8,888,888 shares of our common stock underlying options to purchase additional units at a price of $1.35 per unit to qualifying investors in our private placement that initially closed on June 7, 2007.

SUMMARY HISTORICAL AND PROFORMA FINANCIAL DATA

The following tables set forth our summary historical financial information for the years ended June 30, 2005 and 2006 and the nine months ended March 31, 2006 and 2007. Our summary unaudited pro forma condensed financial information for the year ended June 30, 2006 is presented as if the acquisition of AuraSound, Inc. had occurred on July 1, 2005.

The summary historical financial information for the fiscal years ended June 30, 2005 and 2006 were derived from our audited financial statements included elsewhere in this prospectus. Our summary historical financial information for the nine months ended March 31, 2005 and 2006 were derived from the unaudited financial statements included elsewhere in this prospectus. The unaudited financial statements reflect, in the opinion of management, all adjustments necessary for the fair presentation of the financial condition and the results of operations for such periods. Operating results for the nine months ended March 31, 2006 are not necessarily indicative of the results that may be expected for the entire year ending June 30, 2007.

The summary unaudited pro forma condensed financial information combines our results for the year ended June 30, 2006 and the results of AuraSound, Inc. for the year ended March 31, 2006. The summary unaudited pro forma condensed information is provided for informational purposes only and is not necessarily indicative of the results of operations that would have been reported had the acquisition actually been effected on the dates indicated or the expected results of operations in the future.

The summary historical financial information and summary unaudited pro forma condensed financial information should be read in conjunction with, and are qualified in their entirety by reference to, “Selected Historical Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

	Year ended June 30,				Nine Months Ended March 31,
	(Audited)				(Unaudited)
	2005		2006		2006		2007
	(in whole dollars except per share data)				(in whole dollars except per share data)
Statement of Income Data:
Net sales	$		$		$		$
Cost of sales		-		-		-		-
Gross profit		-		-		-		-

Research band development expenses
Selling, general and administrative expenses		12,279		11,574		9,970		40,375
Operating income		(12,279)		(11,574)		(9,970)		(40,375)

Interest expense		240,964		21,635		21,635		-
Other expense (income)		-		-		-		-

Income before taxes		(253,243)		(33,209)		(31,605)		(40,375)
Income taxes		-		-		-		-

Net Income		$(253,243)		$(33,209)		$(31,605)		$(40,375)

Earnings Per Common Share:
Basic		$(1.04)		$(0.06)		$(0.06)		$(0.07)
Diluted		$(1.04)		$(0.06)		$(0.06)		$(0.07)

	Year Ended	(in whole dollars	Nine Months Ended
	June 30, 2006	except per share	March 31, 2007
	(1)	data)	(2)
		(unaudited)
Unaudited Pro Forma Financial Information:

Net sales	$1,680,813		$1,960,426
Net loss	$(976,149)		$(1,113,764)
Net income per share (3):
Basic	$(0.04)		$(0.04)
Diluted	$(0.04)		$(0.04)

		As of March 31, 2007
	Actual	(in whole dollars)	As adjusted (4)
		(unaudited)

Balance Sheet Data:
Cash and cash equivalents	$500		$8,687,935
Working Capital	$(20,348)		$9,281,617
Total Assets	$500		$27,625,043
Notes payable - related party	$-		$2,514,905
Total other long-term debt	$-		$-
Total shareholders equity	$(20,348)		$23,042,320

(1) Consists of Hemcure, Inc. for the year ended June 30, 2006 and AuraSound, Inc. for the year ended March 31, 2006.

(2) Consists of Hemcure, Inc. for the nine months ended March 31, 2007 and AuraSound, Inc. for the nine months ended December 31, 2006.

(3) Net income per share is based on: (i) an assumed market price of $1.00; (ii) 26,405,305 shares issued and outstanding; (iii) exercise of 245,000 warrants at $.80 per share. Does not include: 16,100,000 shares underlying warrants or 8,888,888 shares underlying options to purchase additional units consisting of common stock and warrants.

(4) Consists of Hemcure, Inc. as of March 31, 2007 and AuraSound, Inc. as of February 28, 2007 and gives effect to the private placement of 12,900,000 units at a price of $1.00 per unit initially closed on June 7, 2007, less the estimated costs and expenses of the offering payable by us, and the application of the net proceeds as if they had occurred on March 31, 2007.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before you purchase any of our common stock. These risks and uncertainties are not the only ones we face. Unknown additional risks and uncertainties, or ones that we currently consider immaterial, may also impair our business operations. If any of these risks or uncertainties actually occur, our business, financial condition or results of operations could be materially adversely affected. In this event you could lose all or part of your investment.

RISKS RELATING TO OUR BUSINESS

We had a net loss of $942,940 for our last fiscal year and, to date, we have a net loss of $1,829,429 for this fiscal year. We have never been profitable and we may not be profitable in the future. If we do not become profitable, the value of your investment could be adversely affected or you could lose your investment.

Our independent auditor has noted in its report concerning our financial statements as of March 31, 2006, the fiscal year end of AuraSound, Inc., our wholly-owned subsidiary through which all of business operations are conducted, that we have incurred substantial losses and had negative cash flow in operating activities for the last two fiscal years, which, along with our accumulated deficit of $2,976,873 raises substantial doubt about our ability to continue as a going concern.

We sustained a net loss of $942,940 for the fiscal year ended March 31, 2006 and a net loss of $1,829,429 for the eleven months ended February 28, 2007. We cannot assure you that we will generate sufficient cash flow to meet our obligations or achieve operating profits in the future. If we do not become profitable, the value of your investment could be adversely affected or you could lose your investment.

We experience variability in quarterly operating results because our sales are seasonal. Because of this, our quarterly operating results will not provide you with a reliable indicator of our future operating results.

Our operating results tend to vary from quarter to quarter because our sales are seasonal. Revenue in each quarter is substantially dependent on orders received within that quarter. Conversely, our expenditures are based on investment plans and estimates of future revenues. We may, therefore, be unable to quickly reduce spending if revenues decline in a given quarter. As a result, operating results for such quarters would be adversely impaired. Results of operations for any one quarter are not necessarily indicative of results for any future period. Other factors which may cause quarterly results to fluctuate or to be adversely impacted include:

•	increased competition in niche markets;

•	timing of new product announcements;

•	product releases and pricing changes by us or our competitors;

•	market acceptance or delays in the introduction of new products;

•	production constraints;

•	the timing of significant orders;

•	customers’ budgets; and

•	foreign currency exchange rates.

Because our quarterly operating results are unpredictable, they will not provide you with a reliable indicator of our future operating results.

We will need to raise additional capital in order to implement our long-term business plan.

Our ability to implement our long-term strategy, which is to expand in order to meet expected demand for micro speakers, and to expand our operations largely depends on our access to capital. To implement our long-term strategy, we plan to make ongoing expenditures for the expansion and improvement of our micro speaker product lines and the promotion of our products with manufacturers of computers, cell phones, home entertainment systems and iPods. We may also wish to make expenditures to acquire other businesses which provide similar products or products which can be marketed to our existing customer base.  To date, we have financed our operations primarily through sales of equity and the issuance of notes. If we were to attempt to expand our business at a faster pace than currently contemplated, or if we were to identify an acquisition target, we would need to raise additional capital through the sale of our equity securities or debt instruments. However, additional capital may not be available on terms acceptable to us. Our failure to obtain sufficient additional capital could curtail or alter our long-term growth strategy or delay needed capital expenditures.

If we are unable to effectively manage our growth as planned, our business, results of operation and financial condition may be adversely affected.

Our strategy envisions growing our business, which will require us to hire, train and supervise additional employees and to continue to develop and adjust our technology to meet the evolving needs of manufacturers who use micro speakers in their products. During the next 12 months we intend to hire two sales support staff members, three administrative staff members and two development engineers. Our expected sales growth and the related expansion of our manufacturing sources is likely to place a strain on our management and administrative resources, infrastructure and systems. and require us to make significant outlays of capital. These measures are time consuming and expensive, will increase management’s responsibilities and will divert management’s attention from our day-to-day operations. We cannot assure you that we will be able to:

•	expand our systems effectively or efficiently or in a timely manner;

•	allocate our human resources optimally;

•	meet our capital needs;

•	identify and hire qualified employees or retain valued employees; or

•	incorporate effectively the components of any business or product line that we may acquire in our effort to achieve growth.

Our inability or failure to manage our growth effectively could harm our business and materially and adversely affect our operating results and financial condition.

If we fail to manage our inventory effectively, our results of operations could be adversely affected.

Our customers have many brands to choose from when they decide to order products. If we cannot deliver products quickly and reliably, customers will order from a competitor. We must stock enough inventory to fill orders promptly, which increases our financing requirements and the risk of inventory obsolescence. Competition may force us to shorten our product life cycles and more rapidly introduce new and enhanced products. This, too, could leave us with obsolete designs and inventory. If we do not manage our inventory successfully, it could have a material adverse effect on our results of operations.

Our products are electronically powered and carry a risk of electrical shock. If someone using our products is severely injured or killed as a result of a product defect, the resulting litigation could adversely affect our operations and financial condition

Our ability to import products from China at current tariff levels could be materially and adversely affected if the “normal trade relations” (“NTR”, formerly “most favored nation”) status the United States government has granted to China for trade and tariff purposes is terminated. As a result of its NTR status, China receives the same favorable tariff treatment that the United States extends to its other “normal” trading partners. China’s NTR status, coupled with its membership in the World Trade Organization, could eventually reduce barriers to manufacturing products in and exporting products from China. However, we cannot provide any assurance that China’s WTO membership or NTR status will not change. If China were to lose its NTR status, the increase in tariffs could adversely affect our results of operations.

Defects in our products could reduce demand for our products and result in a loss of sales, delay in market acceptance and injury to our reputation.

Complex components and assemblies used in our products may contain undetected defects that are subsequently discovered at any point in the life of the product. Defects in our products may result in a loss of sales, delay in market acceptance, injury or other loss to customers, and injury to our reputation and increased warranty or service costs.

Our products are subject to liability concerns.

Some of our products, such as amplifiers, speakers and our Bass Shaker devices are electronically powered and carry a risk of electrical shock or fire. If our products caused electrical shock or fire, the damaged party could bring claims for property damage, physical injury or death. These types of legal actions, if threatened or brought, may be costly to defend, may distract management’s attention from operating our business and may result in large damage awards.

Over a quarter of our net sales are made to customers that are located outside the United States. Any one of several factors that affect overseas sales could adversely affect our results of operations.

Historically, about 28.16% of our net sales are made to customers outside the United States. We believe that international sales will continue to represent a significant portion of our revenues. Our revenues from international sales may fluctuate due to various factors, including:

•	changes in regulatory requirements;

•	changes to tariffs and taxes;

•	increases in freight costs, or damage or loss in shipment;

•	difficulties in hiring and managing foreign sales personnel;

•	longer average payment cycles and difficulty in collecting accounts receivable;

•	fluctuations in foreign currency exchange rates;

•	product safety and other certification requirements; and

•	political and economic instability, wars and terrorist activity.

If international sales declined significantly or if any of the above factors adversely impacted the revenues we earn from international sales, there may be a material adverse effect on our results of operations.

Our products are subject to regulations and standards in the United States and abroad. If we fail to obtain regulatory approval to sell our products, it could have a material adverse effect on our business and results of operations.

In the United States, our products must comply with various regulations and standards defined by the Federal Communications Commission, the Consumer Products Safety Commission and Underwriters’ Laboratories. Internationally, our products may be required to comply with regulations or standards established by authorities in the countries into which we sell our products, as well as various multinational or extranational bodies. The European Union, or EU, has issued a directive on the restriction of certain hazardous substances in electronic and electrical equipment, known as RoHs, and has enacted the Waste Electrical and Electronic Equipment directive, or WEEE, applicable to persons who import electrical or electronic equipment into Europe. Although neither of these directives is currently applicable to our products, both are expected to become effective and at that time they would apply to our products. We are currently implementing measures to comply with each of these directives as individual EU nations adopt their implementation guidelines. Although we believe our products are currently in compliance with domestic and international standards and regulations in countries to which we export, we can offer no assurances that our existing and future product offerings will remain compliant with evolving standards and regulations. If we fail to obtain timely domestic or foreign regulatory approvals or certification, we may be unable to sell our products into jurisdictions to which these standards apply. This would have a material adverse effect on our business and results of operations.

We depend on key customers, a small number of which account for a significant portion of our revenue. The loss of one or more of these customers could have a material adverse impact on our results of operations, liquidity and financial condition.

In the past, a significant portion of our revenue was attributed to a small number of customers and this may continue. During the fiscal year ended March 31, 2006, one customer was responsible for approximately 47% of our revenues and during the eleven months ended February 28, 2007, two customers were responsible for approximately 43% of our revenues. Furthermore, none of our customers have continuing obligations to purchase products from us. If our relationships with our largest customers deteriorated for any reason we could lose a substantial portion of our net sales revenues, which would have a material adverse impact on our results of operations, liquidity and financial condition.

We own 29 patents and seven trademarks, which we believe are important to our business. While we try to protect our intellectual property, if we are unable to do so our business could be harmed.

We try to protect our intellectual property in a number of different ways. We rely in part on patent, trade secret, unfair competition and trademark law to protect our rights to certain aspects of our products, including product designs, proprietary manufacturing processes and technologies, product research and concepts and recognized trademarks, all of which we believe are important to the success of our products and our competitive position. There can be no assurance that any of our pending patent or trademark applications will result in the issuance of a registered patent or trademark, or that any patent or trademark granted will be effective in thwarting competition or be held valid if subsequently challenged. In addition, there can be no assurance that the actions taken by us to protect our proprietary rights will be adequate to prevent imitation of our products, that our proprietary information will not become known to competitors, that we can meaningfully protect our rights to unpatented proprietary information or that others will not independently develop substantially equivalent or better products that do not infringe on our intellectual property rights. We could be required to devote substantial resources to enforce our patents and protect our intellectual property, which could divert our resources and result in increased expenses. In addition, an adverse determination in litigation could subject us to the loss of our rights to a particular patent or other intellectual property, could require us to obtain from or grant licenses to third parties, could prevent us from manufacturing, selling or using certain aspects of our products or could subject us to substantial liability, any of which could harm our business.

We may become subject to litigation for infringing the intellectual property rights of others. Such actions could result in a decrease in our operating income and cash flow and would harm our business.

Others may initiate claims against us for infringing on their intellectual property rights. We may be subject to costly litigation relating to such infringement claims and we may be required to pay compensatory and punitive damages or license fees if we settle or are found culpable in such litigation. In addition, we may be precluded from offering products that rely on intellectual property that is found to have been infringed by us. We also may be required to cease offering the affected products while a determination as to infringement is considered. These developments could cause a decrease in our operating income and reduce our available cash flow, which could harm our business.

The loss of the services of our key employees, particularly the services rendered by Arthur Liu, our Chief Executive Officer and Chief Financial Officer, could harm our business

Our success depends to a significant degree on the services rendered to us by our key employees.. If we fail to attract, train and retain sufficient numbers of these qualified people, our prospects, business, financial condition and results of operations will be materially and adversely affected. In particular, we are heavily dependent on the continued services of Arthur Liu, our Chief Executive Officer and Chief Financial Officer, and the other members of our senior management team. We do not have long-term employment agreements with any of the members of our senior management team, each of whom may voluntarily terminate his employment with us at any time. Following any termination of employment, these employees would not be subject to any non-competition covenants. The loss of any key employee, including members of our senior management team, and our inability to attract highly skilled personnel with sufficient experience in our industry could harm our business.

We utilize third-party manufacturing sources to manufacture our products and may not be able to control quality. Too many defective products could lead to customer dissatisfaction and a loss of business which would materially adversely effect our business and operating results.

Because we utilize third party manufacturers to manufacture our products, we may have an inability to control quality issues resulting in a high defect rate. This could lead to customer dissatisfaction and a loss of future business. In this case, our business and operating results would be materially, adversely affected.

RISKS RELATED TO OUR INDUSTRY

Our products may become obsolete due to rapid technological change within the industry. If this were to happen, it would have a material adverse effect on our business and financial condition.

Product technology evolves rapidly, making timely product innovation essential to success in the marketplace. The introduction of products with improved technologies or features may render our existing products obsolete and unmarketable. If we cannot develop products in a timely manner in response to industry changes, or if our products do not perform well, our business and financial condition will be adversely affected.

Our Whisper driver technology may not gain market acceptance. If our Whisper driver technology is not accepted by the market, we may not achieve anticipated revenue or profits.

Our future financial performance as it relates to supplying micro devices will depend on market acceptance of our Whisper driver technology and the resulting sound quality of our products. To date, we have had limited sales of products containing our new Whisper drivers. If our Whisper driver technology and product line do not gain sufficient positive market acceptance, we may not achieve expected and profitability performance levels.

We are a small company and we do not represent a significant presence in the sound enhancement products market. We are subject to intense competition. We cannot assure you that we can compete successfully.

The market for sound enhancement products in general is intensely competitive and sensitive to new product introductions or enhancements and marketing efforts by our competitors. The market is affected by ongoing technological developments, frequent new product announcements and introductions, evolving industry standards and changing customer requirements. We face competition from a number of well-known brands including Bose, NXT, and Bang & Olufsen. Many of our competitors are substantially better capitalized and have substantially stronger market presence than we have. Although we have attempted to design our home audio systems to compete favorably with other products in the market, we may not be able to establish and maintain our competitive position against current or potential competitors. Competition may have the effect of reducing the prices we can charge for our products, increasing marketing costs associated with developing and maintaining our market niche, or reducing the demand for our products. If we fail to compete successfully, either now or in the future, our profitability and financial performance will likely be materially adversely affected. We do not currently represent a significant presence in the sound enhancement products market.

We are susceptible to general economic conditions, and a downturn in our industry or a reduction in spending by consumers could adversely affect our operating results.

The electronics industry in general has historically been characterized by a high degree of volatility and is subject to substantial and unpredictable variations resulting from changing business cycles. Our operating results will be subject to fluctuations based on general economic conditions, in particular conditions that impact discretionary consumer spending. A downturn in the electronics sector in particular or in the economy in general could directly and negatively impact sales of audio products, which would adversely impact our revenues and results of operations.

RISKS RELATING TO THIS OFFERING

Our management owns or controls a significant number of the outstanding shares of our common stock and will continue to have significant ownership of our voting securities for the foreseeable future.

As of the date of this prospectus, our management owns or controls approximately 40.2% of our issued and outstanding capital stock. Even if the all of the shares of our common stock underlying warrants held by the selling shareholders are sold in this offering, management would own or control approximately 24.8% of our issued and outstanding capital stock. See “Security Ownership of Certain Beneficial Owners and Management.” As a result, these persons would have the ability, acting as a group, to effectively control our affairs and business, including the election of directors and subject to certain limitations, approval or preclusion of fundamental corporate transactions. This concentration of ownership may be detrimental to the interest of our minority stockholders in that it may:

•	limit our shareholders’ ability to elect or remove directors;

•	delay or prevent a change in the control of the Company;

•	impede a merger, consolidation, take over or other transaction involving the Company; or

•	discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our Company.

We will likely issue additional securities in the future. Any issuance of securities in the future will dilute your investment.

Our authorized capital stock consists of 120,000,000 shares, par value $0.01 per share, consisting of 100,000,000 shares of common stock and 20,000,000 shares of preferred stock. As of the date of this prospectus, there are 26,405,305 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. There are also an aggregate of 16,345,000 shares of our common stock underlying warrants to purchase shares of our common stock at prices ranging from $0.80 to $1.50 per share. We have also reserved 8,888,888 shares of our common stock underlying options to purchase additional units at a price of $1.35 per unit to qualifying investors in our private placement that initially closed on June 7, 2007. To the extent that we issue additional securities, the holders of our common stock will experience percentage and potentially economic dilution. In addition, in the event that any future financing should be in the form of, be convertible into or exchangeable for, equity securities, holders of our securities may experience additional dilution.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

We will likely in the future become subject to the requirements of the Sarbanes-Oxley Act of 2002, which we refer to herein as the Sarbanes-Oxley Act, and similar laws, rules and regulations effecting our internal financial controls and reporting. As directed by Section 404 of the Sarbanes-Oxley Act (SOX 404), the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports, including Form 10-KSB. In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting as well as the operating effectiveness of the company’s internal controls. We expect to evaluate our internal control systems in order to allow our management to report on, and our independent auditors to attest to, our internal controls, as a required part of our Annual Report on Form 10-KSB beginning with our report for the fiscal year ended June 30, 2008.

While we expect to expend significant resources in developing the necessary documentation and testing procedures required by SOX 404, there is a risk that we will not comply with all of the requirements imposed thereby. At present, there is no precedent available with which to measure compliance adequacy. Accordingly, no assurances can be given that we will receive a positive attestation from our independent auditors.

If we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, we may face regulatory action and our shareholders and others may lose confidence in our reported financial information, either of which could have an adverse effect on our stock price.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses, which as a smaller public company may be disproportionately high.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act, new SEC regulations and stock market rules, are creating uncertainty for public companies. It is likely that we will become subject to such laws, rules and regulations in the future. These new and changing laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards will likely result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. In particular, our efforts to comply with SOX 404 and the related regulations regarding our required assessment of our internal controls over financial reporting and our independent registered public accounting firm’s audit of that assessment will require the commitment of significant financial and managerial resources. We expect these efforts to require the continued commitment of significant resources. Further, our board members, and principal executive and accounting officers could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could slow down our business. If we are unable to fully comply with new or changed laws, regulations and standards, or if our efforts differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our reputation may be harmed and our stock price may suffer.

There is only a limited market for our common stock, which could cause our investors to incur trading losses and fail to resell their shares at or above the price they paid for them, or to sell them at all.

Our common stock is quoted on the Over-the-Counter Bulletin Board (OTCBB) under the symbol “HMCU.” On June 29, 2007, the last reported sale price of our common stock was $2.70 per share. Our common stock is not actively traded and there can be no assurance that an active trading market will be developed or maintained. See “Market for Our Common Stock.”

The OTCBB is an unorganized, inter-dealer, over-the-counter market which provides significantly less liquidity than NASDAQ or other national or regional exchanges. Securities traded on the OTCBB are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTCBB. Quotes for stocks included on the OTCBB are not listed in newspapers. Consequently, prices for securities traded solely on the OTCBB may be difficult to obtain and are frequent targets of fraud or market manipulation.  Dealers may dominate the market and set prices that are not based on competitive forces.  Individuals or groups may create fraudulent markets and control the sudden, sharp increase of price and trading volume and the equally sudden collapse of the market price for shares of our common stock.  Moreover, the dealer's spread (the difference between the bid and ask prices) may be large and may result in substantial losses to the seller of shares of our common stock on the OTCBB if the stock must be sold immediately and may incur an immediate “paper” loss from the price spread.

Due to the foregoing, demand for shares of our common stock on the OTCBB may be decreased or eliminated and holders of our common stock may be unable to resell their securities at or near their original acquisition price, or at any price.

Investors must contact a broker-dealer to trade OTCBB securities.  As a result, you may not be able to buy or sell our securities at the times you wish.

Even though our securities are quoted on the OTCBB, the OTCBB may not permit our investors to sell securities when and in the manner that they wish. Because there are no automated systems for negotiating trades on the OTCBB, trades are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place an order to buy or sell a specific number of shares at the current market price it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and its execution.

Sales of a substantial number of shares of our common stock may cause the price of our common stock to decline.

We have registered for resale 30,848,805 shares of our common stock, consisting of shares issuable upon the exercise of outstanding warrants and currently outstanding shares that are not currently freely tradable. If our stockholders sell substantial amounts of our common stock in the public market, including shares issued upon exercise of outstanding warrants, the market price of our common stock could fall.  These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Authorized additional shares of our common stock available for issuance may dilute current stockholders.

We are authorized to issue 100,000,000 shares of our common stock and 20,000,000 shares of our preferred stock. As of the date of this prospectus, there are 26,405,305 shares of common stock issued and outstanding and no shares of preferred stock issued or outstanding. However, the total number of shares of our common stock outstanding does not include shares of our common stock reserved in anticipation of the exercise of warrants described herein. Further, in the event that any additional financing should be in the form of, be convertible into or exchanged for equity securities, investors may experience additional dilution.

The “penny stock” rules could make selling our common stock more difficult.

Assuming our common stock becomes publicly-traded, if at any time we have net tangible assets of $5.0 million or less and our common stock has a market price of less than $5.00 per share, transactions in our common stock may become subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934, as amended. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must: (i) make a special written suitability determination for the purchaser; (ii) receive the purchaser’s written agreement to a transaction prior to sale; (iii) provide the purchaser with risk disclosure documents that identify certain risks associated with investing in “penny stocks” and that describe the market for these “penny stocks,” as well as a purchaser’s legal remedies; and (iv) obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in “penny stock” can be completed. If our common stock becomes subject to these rules, broker-dealers may find it difficult to effect customer transactions, related transaction costs will rise and trading activity in our securities may be greatly reduced. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

You should be aware that, according to the Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•
The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

We do not intend to pay dividends in the foreseeable future. If you require dividend income, you should not rely on an investment in our company.

We have never paid cash dividends and do not anticipate paying cash dividends in the foreseeable future. Instead, we intend to retain future earnings, if any, for reinvestment in our business and/or to fund future acquisitions. If you require dividend income, you should not expect to receive any cash dividends as a stockholder of our Company.

NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “intends,” “plans,” “projected,” “predicts,” “potential” or “continue” or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including those described in this prospectus under the heading “Risk Factors” beginning on page 7. These and other factors may cause our actual results to differ materially from any forward-looking statements. Forward-looking statements are only predictions. The forward-looking events discussed in this prospectus and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us.

We cannot give any guarantee that these plans, intentions or expectations will be achieved. All forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including those factors described in the “Risk Factors” section of this prospectus. The following is a listing of important risks, uncertainties and contingencies that could cause our actual results, performances or achievements to be materially different from the forward-looking statements included in this prospectus.

•	our ability to finance our operations on acceptable terms, either through the raising of capital, the incurrence of convertible or other indebtedness or through strategic financing partnerships;

•	our ability to retain members of our management team and our employees;

•	the success of our research and development activities, the development of viable commercial products, and the speed with which product launches and sales contracts may be achieved;

•	our ability to develop and expand our sales, marketing and distribution capabilities;

•	our ability to adapt to or upgrade our technologies and products as the markets in which we compete evolve;

•	our ability to offer pricing for products which is acceptable to customers; and

•	competition that exists presently or may arise in the future.

The foregoing does not represent an exhaustive list of risks. Please see “Risk Factors” above for additional risks which could adversely impact our business and financial performance. Moreover, new risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

BUSINESS

Overview

Our business operations are conducted through AuraSound, our wholly-owned subsidiary. Founded in 1987, AuraSound develops, manufactures and markets premium audio products. AuraSound specializes in the production of high sound pressure level (“SPL”), bass-rich, low distortion sound from compact acoustic transducers (speakers). AuraSound has invested in the development of innovative audio technologies for use in ultra high end home and professional audio products. We recently expanded our product line to the micro-audio market. Specifically, AuraSound has developed and is currently marketing undersized speakers that will deliver sound quality to devices such as laptops, flat-panel televisions and displays and mobile phones that we believe is far superior to the currently sound quality found in these devices. We are currently delivering our micro-audio products to Quanta and have commitments for future delivery of our micro-audio products to Quanta, Compal, NEC, Toshiba, Amtran, Epson, Mando and Acer. We are based in Santa Fe Springs, California.

Historically, we have provided our products to the ultra high end home and professional audio markets. Our products for this market start at $100 and reach upwards of $1,000. Until recently, the extremely low annual unit sales volumes that characterize the high end home and professional audio markets limited our ability to accelerate our growth. However, we believe that the following recent developments have created an opportunity for more rapid expansion.

After completing the development and commercialization of our micro-audio product line, we began the process of testing and validating these products with major electronics manufacturers. In the first quarter of 2006, following an extensive evaluation process, NEC was the first major manufacturer to use our micro-audio technology to differentiate its laptop computers from competitors. NEC notified its OEM manufacturer, Quanta, a leading manufacturer of laptop computers, that it would like to incorporate our speakers into NEC’s laptops. Since then, Quanta has decided to incorporate our micro-speaker technology into other laptop computers in order to reduce weight and improve sound quality. In the second quarter of 2006 NEC expanded the use of NRT to its desktop computers and monitors.

Following the decisions of NEC and Quanta to incorporate our micro-speaker technology into their products, we began aggressively targeting additional large electronics manufacturers. As a result of these efforts, several leading electronics manufacturers including Compal, Toshiba, Amtran, Epson and Acer have made the decision to incorporate our technology into their products. We now have a backlog of orders totaling $1.5 million, which we are in the process of manufacturing for our customers.

Our goal is to continue to rapidly expand our sales pipeline by expanding our customer base to include additional OEM electronics manufacturers in existing product categories, expanding our product line to include micro-audio products designed for additional applications such as mobile phones and PDAs and incorporating our micro-technology into a larger number of models and products with existing OEM customers.

Technology

Neo-Radial Technology (NRT)

We have developed an unconventional audio technology that creates unsurpassed efficiency and performance. We believe our neo-radial technology provides us with a significant competitive advantage over those in our industry who use traditional speaker designs.

In a traditional speaker design, a speaker’s voicecoil moves up and down in a piston like manner as a result of motion generated by opposing magnetic fields created when positive and negative electric charges are administered to the magnets in a speaker. The up and down motion of the voicecoil vibrates the diaphragm, which then creates sound waves by vibrating the surrounding air.

The voice coil length, magnet design and the quality of the material in the speaker influence the quality of the sound that is produced. Speaker quality is generally assessed based on four criteria:

1.	Sound pressure level (SPL) - measure of pressure of a noise (volume)

2.	Excursion - the linear movement range of a speaker

3.	Frequency range - the range from the lowest note to the highest note that a speaker can reproduce

4.	Distortion - the presence of unwanted noise that was not present in the original sound signal

As a result of the inherent limitations of conventional speaker design, the performance of a conventional speaker in one performance category often must be compromised in order to generate the desired level of performance in another category. For example, when SPL is maximized, a conventional speaker will create significant distortion and will be unable to create adequate amounts of bass. Likewise, when a conventional speaker is designed to minimize distortion and increase bass performance, SPL and high frequency performance will suffer. Our NRT overcomes such limitations through the use of our propriety magnetic technology and design.

As illustrated below, the NRT design utilizes an “underhung” voice coil configuration in which the voice coil is always located within the magnetic field. This creates less distortion, less power compression, superior bass performance and greater acoustical output. Additionally, the NRT system utilizes a neodymium magnet, as opposed to a ceramic magnet typically used in conventional speakers. The neodymium magnet is much more powerful than ceramic magnets, allowing for a significantly smaller and lighter magnet to be utilized, which contributes to the compact design of the NRT system. In addition to significantly improved audio performance, the NRT design eliminates stray magnetic flux that can create significant interference issues in a variety of electronics applications and has improved cooling and venting characteristic, greatly improving product integration abilities.

Conventional Speaker Design

Voice coil and magnetic design compromise performance and create stray flux

AuraSound NRT Speaker Design
Light weight magnet, smaller voice coil and “underhung” design increase quality and performance while preventing stray flux

Whisper Technology

AuraSound’s Whisper technology is a specialized application of the NRT transducer design to small, high power drivers. The technology is fully scaleable from speakers smaller than 1” to larger 3”, 200W drivers and was designed to specifically address the severe performance limitations of conventional micro-audio products.

Similar to larger speakers that are made using standard designs, conventionally designed small speakers are subject to an innate set of performance limitations. For example, as a speaker’s size decreases it becomes increasingly difficult to allow the necessary amounts of speaker excursion to provide adequate low frequency response. Likewise, when conventional designs incorporate adequate excursion capabilities to allow for increased low frequency response, high frequency response will decrease significantly. In addition to these issues, conventionally designed small speakers typically have very limited power handling capability, thereby limiting the volume of sound they are able to reproduce. The result of these limitations is a quiet speaker that reproduces sound in a limited frequency range.

Conventionally designed small speakers also suffer from severe integration issues as a result of poor venting abilities. As a speaker moves in and out in a piston-like motion air is pushed forward, creating sound, and subsequently pushed backward as the speaker retracts. Traditional designs have the magnets located behind the voice coil, trapping the air under the diaphragm and thus requiring the air to be vented or pushed out of the sides of the driver. In small speakers and extremely compact integration scenarios (e.g. a laptop or cell phone) this air becomes trapped and inadvertently vibrates the speaker cone, causing significant distortion and requiring that the area around the speaker be left open, thus limiting the compactness of the design.

AuraSound’s patented Whisper driver addresses the issues that plague traditional small speaker designs by utilizing an NRT-like design with the following features:

Extended Low Frequency Response - Whisper drivers create more bass by utilizing a high excursion design due to a short voice coil in a long magnetic gap (underhung magnet structure) and large suspension elements to allow movement.

Extended High Frequency Response - Whisper drivers provide extended high frequency response by minimizing moving mass and driver inductance by utilizing a short voice coil.

Higher Power Handling and SPL - Whisper drivers maximize power handling and SPL by utilizing a long excursion, larger diameter, underhung voice coil, providing a maximum level of excursion and good thermal dissipation to eliminate heat and allow more power input.

Easy Product Integration and Low Resonance Frequency - Whisper drivers utilize an innovative rear venting design which eliminates trapped air and allows for increased SPL with minimal distortion and does not require the area around the driver to be kept open.

AuraSound Whisper Speaker Design

Products

Whisper Micro-Audio Products

We provide standardized and custom developed micro-audio speakers ranging in size from less than 1” to 3”. Our Whisper speakers can be easily integrated into various products that require compact and light, high performance speakers. We believe that our Whisper products have a significant competitive advantage over other micro speakers that are based upon conventional design parameters. We believe that our micro OEM speakers are not only lighter and more compact than any other loudspeaker currently available in their class, but that they are also more powerful and provide significantly improved frequency response at the same price point as competitive technologies. In addition, we believe that our Whisper products provide significant advantages for integration in electronics products relative to competing products as a result of their favorable venting characteristics and natural ability to minimize electronic interference that results from stray magnetic flux.

Speaker Component Products

We provide standardized and custom design drivers based upon NRT technology to leading ultra-high end home audio manufacturers including such notable names as McIntosh and MDesign. We believe that our component loudspeaker transducers are considered by many audio enthusiasts and specialty loudspeaker manufacturers to be the best available. We produce components ranging from less than 1” to 18” and 800 Watts. From the miniature NSW1Cougar to the enormous NS18 woofer to the low profile NSFB woofer, all feature our patented NRT magnet structure for maximum fidelity with life-like dynamics and minimal distortion.

Home and Pro Audio Products

We believe that our home audio systems are elegantly designed and provide a dynamic acoustic experience. The home audio line features three series, the Whisper Ensemble, the Baby Grand and the Concert Series, all of which utilize the NRT and/or Whisper platforms. The Whisper Ensemble is an ultra compact home theater system that maintains the quality and performance of a larger speaker system. The Baby Grand is the mid sized system and has excellent bandwidth, powerful dynamics and precise stereo imaging. The Concert Series is the largest system, providing the greatest range, lowest distortion and most bass while maintaining the same accurate spatial sound field and focused coverage of the other systems. All three of the systems have a sophisticated style with the cabinets having a beautiful black or white high-gloss lacquer finish. Additionally, the grills are held in place magnetically allowing the consumer the choice of displaying the system with or without the grill.

Our Pro Audio products are an extension of our component business and consist primarily of the NRT 18-8 Subwoofer. The NRT 18-8 18" is an 800-Watt high-output subwoofer with a high-temperature neodymium ring magnet, unique magnet geometry with underhung 4" edgewound aluminum voice coil, dual over-size spiders and tough epoxy cone. With a 20 - 200 Hz frequency response the 18-8 delivers deeper bass, enhances overall performance and is designed to move using a minimal amount of power, thereby maximizing motor efficiency. The NRT 18-8 has appeared on-stage and on-tour with artists such as Rod Stewart and features AuraSound's patented NRT technology .

Automotive Products

We produce automotive competition-grade speaker and component systems. Our automotive division designs and manufactures amplifiers, loudspeakers and subwoofers. The subwoofer line features the NRT platform and is designed for extremely low throw and high output, yielding unsurpassed linearity and exceptionally low distortion. Our automotive loudspeakers, built with coaxial high quality components, are available in a full range of products from easy-to-install budget systems to top of the line competition grade systems. The line is competitively priced and has recently been completely redesigned with a new industrial style, improved performance and other unique features. Our line of competition-grade amplifiers are built with performance enhancing features that include gold-plated speaker and power connections, modular internal design for improved separation and a high efficiency dual heat sink which eliminates the need for noisy, power consuming fans.

Bass Shaker Products

Our Bass Shaker products are transducers that can be mounted to a fixed surface to transmit vibration creating the “sensation of sound” or very low bass, providing impact for music, sounds and special effects. The Bass Shaker Plus and Bass Shaker add the impact of bass sub woofers without excessive volume or the space required by traditional subwoofers. Our patented technology enhances the sound pressure levels so there's no distortion while amplifying the bass energy delivered from the stereo.

Research and Development and Product Manufacturing

We employ a skilled research and development team based in our California headquarters that is responsible for identifying and creating new products and applications along with improving and enhancing existing products. Recently, we added an additional research and development team in China. We outsource all product manufacturing and some testing and development functions to Grandford Holdings Ltd. The manufacturing facility of Grandford Holdings is located in Dongguan, China, and consists of 120,000 square feet under roof with 20 production lines (with plans for an additional 10) representing a total production capacity of 5,000,000 speakers per month. The plant is also ISO-9002, ISO-9001 and QS-9000 certified.   The Dongguan research and development facility consists of 20,000 square feet and has a full range of testing facilities including China’s largest anechoic chamber used for loudspeaker design, research labs for magnetics, cone materials, vibrations, speaker systems design, an engineering library, office space and a demo and show room. The facility also has a 35,000 square foot warehouse and full staff accommodations for up to 1,448 employees.

Market Overview

The consumer electronics industry has experienced steady growth in the past five years. According to the market research group iSuppli, the global consumer electronics industry has maintained a compound annual growth rate (sometimes referred to in this discussion as “CAGR”) of 9% between 2001 and 2005, with factory revenues expected to total $311 billion in 2006. There are many manufacturers, large and small, domestic and international, which offer products that vary widely in price and quality and are distributed through a variety of channels. The primary industry growth drivers have been increased portability and miniaturization, sophisticated technological innovations and a dramatic reduction in market prices.

A major component of the consumer electronics market is the personal and professional audio manufacturing industry, which is mature, fragmented and highly competitive. Cutting edge technologies are noted to have a short life in an industry that is defined by research and development. The audio industry is dominated by large domestic and international manufacturers that include Harman International, Bose Corporation, Polk Audio, Alpine Electronics, Sony Corporation, Boston Acoustics, Altec Lansing Technologies, Kenwood Corp., LOUD Technologies, JBL Incorporated, Panasonic Corporation, Pioneer, Rockford Corp. and Yamaha Corp. Additionally, there are numerous small, niche companies that attract consumers based upon specialty product offerings. Industry participants compete based on acoustic quality, technology, price, reliability, brand recognition and reputation.

Although the audio industry as a whole is relatively mature and is dominated by large players, the micro-audio segment remains a relatively new niche market. Despite significant technological innovations in hardware categories such as display technologies, laptops, portable music players and mobile phones, the auditory capabilities of these devices has stagnated or been significantly reduced as a result of efforts to minimize size to achieve increased portability. This reduction in audio quality has occurred despite a massive increase in media usage, particularly audio, on devices such as laptop computers, portable music players and mobile phones and we believe this has led to significant consumer dissatisfaction with currently available products. We believe that the micro-audio market currently lacks a true leader with an economical, easy to integrate audio product capable of delivering high quality acoustics in an ultra-compact format.

The rapid consumer acceptance of flat-panel televisions and displays demonstrates the overwhelming consumer demand for sleeker and increasingly more compact electronics. According to the market research firm DisplaySearch, between 2005 and 2007, worldwide LCD and plasma TV sales will grow 57% and 35%, respectively. Additionally, the Company believes that by 2008, flat-panel TVs will make up about 50% of all TVs sold, up from 30% in 2005. According to the Consumer Electronics Association (CEA), in 2005 worldwide 3.9 million LCD units and 2 million plasma units were sold, totaling $6.9 billion in combined revenue. These figures are all up from 2004, in which 1.8 million LCD units and 870 thousand plasma units were sold worldwide, representing $3.9 billion in revenue. This represents growth in unit sales of 117% for LCD units and 130% for plasma units from 2004 to 2005, and 77% growth in total revenue over the same period. The growth in unit and revenue sales can be partially attributed to the fact that LCD and plasma televisions are becoming more affordable for the consumer. From 2004 to 2005, the average price for an LCD unit decreased from $857 to $754, while the average price of a plasma unit decreased from $2,698 to $1,953 in the same period. The slenderness of these products requires ultra compact speakers and we believe that consumers are increasingly expecting the audio performance of their televisions and displays to be comparable to the visual quality of the televisions or displays.

We also believe that the recent growth of the laptop computer market is also a clear indicator that the demand for high quality micro speakers is going to increase. According to Marketresearch.com and IDC, since 2000 the global laptop market has experienced a CAGR of 20%, with 2005 being a particularly strong year with a sales increase of 28.8% to 59.4 million units sold. This growth is expected to continue with consumer laptop sales expected to maintain a 20% CAGR between 2005 and 2010 and corporate sales trailing slightly behind with a CAGR of 15% over the same period. While in 2005 laptops made up 40% of computer sales, they are expected to outsell desktops for the first time in 2008 according to NPD Group. Signs of this trend became visible in 2005 when for the first time ever sales of laptop computers outsold desktops in a one month period. There are indications from one of our largest customers that total laptop unit shipments could be greater than 90 million in 2007 following the launch of Microsoft Vista. As with the flat-panel television market, a decrease in product pricing has contributed to the increase in unit sales. According to the Wall Street Journal, in 2005 the average price of a laptop computer was $1000 compared to $1250 in 2004 and $1640 in 2001. As other features of laptops, such as processing power and weight, have improved dramatically in recent years, laptop audio performance has evolved very little. We believe that the increased use of laptop computers for music and multimedia purposes will drive the need for improved audio equipment in laptop computers.

We also believe that the expanding portable device market, including devices such as portable DVD players, MP3 and portable music devices and mobile phones, will drive rapid growth in high quality ultra compact speaker sales. The increase in flashed-based and hard disk drive audio player sales has been significant in recent years. According to CEA, in 2005 the sales of such devices more than quadrupled from the previous year with unit sales of 140 million and 35 million, respectively. The market is expected to continue to experience strong growth with approximately 286 million units sold annually by 2010. Revenue from sales of MP3 players totaled $3 billion in 2005, an increase of 200% over 2004 sales figures. Total sales for 2006 are expected to be approximately $4.5 billion. In addition to preferring an ultra-compact design, it is likely that consumers will choose those devices that provide increased multimedia features. We believe that the integration of high-level audio capabilities provides device makers with an additional product differentiator.

Like the expanding markets for portable devices and laptop computers, we believe that the changing face of the mobile phone industry is also going to give rise to a demand for higher quality micro-audio products. According to Gartner Research, in 2005 there were 778 million mobile phone devices sold and the number of units is expected to increase to 1 billion by 2009. The mobile phone industry has a high product turnover with customers upgrading devices approximately every two years. Nokia estimates that there will be 3 billion total subscribers by 2008, and it is estimated that these numbers will continue to increase dramatically as mobile phone usage grows in emerging markets. In addition to the rapid growth in the number of mobile phone subscribers, the manner in which mobile devices are utilized is changing dramatically. Users of mobile phones can now listen to music, watch streaming video and navigate the Internet. In addition, subscribers are increasingly customizing their devices with auditory features such as ringtones and ringbacks. According to BMI the U.S. ringtone sale revenue totaled $600 million in 2005, up from $245 million in 2004 and $68 million in 2003 and it is expected to grow to $1 billion by 2008.

Competition

We compete in the traditional audio and micro-audio market segments.

In the traditional audio market we provide component speakers to ultra high-end manufacturers and sell our own line of home and mobile audio products. Several well established companies participate in the mid to high-end of the traditional home and pro audio markets. Among these companies are Bose Corporation, Boston Acoustics, Inc., Harman International Industries, Inc., Polk Audio, Inc., Alpine Electronics, Inc., Bang & Olufsen Holding A/S and Clarion Co. Ltd.

In the micro-audio market we provide component speakers incorporating our Whisper technology to OEM manufacturers of electronics such as laptop computers and televisions and displays. Companies that have developed micro-audio products include NXT, Plc, AAC Acoustic Technologies Holdings, Inc., Tymphany Corporation, SLS International, Inc. and American Technology Corporation. However, not all of these companies target the laptop computer or mobile device markets.

The markets for traditional audio and micro-audio speakers are competitive and subject to continuous technological innovation. Our competitiveness depends on our ability to offer high-quality products that meet our customers’ needs on a timely basis. The principal competitive factors of our products are time to market, quality, price and breadth of product line. Many of our competitors have significant advantages over us such as far greater name recognition and financial resources than we have. At this time we do not represent a significant competitive presence in our industry.

Sales and Marketing

We market and sell our products through a network of our sales representatives located in Taiwan, Japan, China and California, our primary target markets. Our sales representatives are compensated on a draw plus commission basis. Arthur Liu, our CEO, is also actively involved in developing new sales contacts, as well as obtaining customer orders.

Customers

In the 2006 calendar year, approximately 28% of our sales were made to customers outside the United States. We are currently delivering our micro-audio products to Quanta and have received commitments for future delivery of our micro-audio products to Quanta, Compal, NEC, Toshiba, Amtran, Epson, Mando, and Acer. We believe that international sales will expand with the focus on micro devices and will represent an increasingly significant portion of our revenues in the future. A significant portion of our revenues has historically been attributed to a small number of customers and we expect that this may continue. During the fiscal year ended March 31, 2006, one customer was responsible for approximately 47% of our revenues and during the eleven months ended February 28, 2007 two customers were responsible for approximately 43% of our revenues. None of our customers have continuing obligations to purchase products from us.

Intellectual Property and Proprietary Rights

We try to protect our intellectual property through existing laws and regulations and by contractual restrictions. We rely upon trademark, patent and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to help us protect our intellectual property.

We currently have twenty-nine issued US patents covering the design and technical innovations found in our audio products. The granting of any patent involves complex legal and factual questions. The scope of allowable claims is often uncertain. As a result, we cannot be sure that any patent application filed by us will result in a patent being issued, nor that any patents issued will afford adequate protection against competitors with similar technology, nor can we provide assurance that patents issued to us will not be infringed upon or designed around by others.

We also own seven trademarks. We believe that these trademarks significantly strengthen consumer awareness of the AuraSound brand.

Government Regulation

In the United States, our products must comply with various regulations and standards defined by the Federal Communications Commission, the Consumer Products Safety Commission and Underwriters’ Laboratories. Internationally, our products may be required to comply with regulations or standards established by authorities in the countries into which we sell our products, as well as various multinational or extranational bodies. The European Union, or EU, has issued a directive on the restriction of certain hazardous substances in electronic and electrical equipment, known as RoHs, and has enacted the Waste Electrical and Electronic Equipment directive, or WEEE, applicable to persons who import electrical or electronic equipment into Europe. Although neither of these directives is currently applicable to our products, both are expected to become effective and at that time they would apply to our products. We are currently implementing measures to comply with each of these directives as individual EU nations adopt their implementation guidelines. Although we believe our products are currently in compliance with domestic and international standards and regulations in countries to which we export, we can offer no assurances that our existing and future product offerings will remain compliant with evolving standards and regulations.

Property

We share office space with InSeat Solution, LLC, an entity under the control of our Chief Executive Officer and Chief Financial Officer, Arthur Liu, and have agreed to pay 40% of the rent commitment. For the years ended March 31, 2006 and 2005, these amounts totaled $49,542 and $48,094, respectively. For the eleven months ended February 28, 2007, we have accrued an additional $45,641 in rent. We have not paid any portion of the rent accrual. This entity currently leases approximately 21,355 square feet of office, warehouse and research and development space which is located at 11839 East Smith Avenue, Santa Fe Springs, California. The lease will expire on August 31, 2008.

Employees

As of July 17, 2007, we employed 6 full-time employees, of which one provides sales support, one is a technician, three are engineers and one is our president. We also employ various engineering design consultants from time-to-time on an as needed basis. None of our employees are covered by a collective bargaining agreement. We consider our relationship with our employees to be good.

Legal Proceedings

From time to time we may be involved in litigation relating to claims arising out of our operations in the normal course of our business. We are not currently parties to any legal proceedings, the adverse outcome of which, in management’s opinion, individually or in the aggregate, would have a material adverse effect on our results of operations or financial position.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling shareholders. We will receive approximately $22,550,000 if the warrant holders exercise, for cash, all of the warrants covering the shares included in this prospectus. We currently intend to use any proceeds received by us from the exercise of the warrants for working capital and general corporate purposes. We cannot estimate how many, if any, warrants may be exercised as a result of this offering.

We have agreed to pay all costs and fees relating to the registration of the common stock covered by this prospectus, except for any discounts, concessions, or commissions payable to underwriters, dealers, or agents incident to the offering of the shares covered by this prospectus. We anticipate that these expenses will be approximately $200,000.

CAPITALIZATION

The following table sets forth our estimated capitalization as of July 17, 2007.

Stockholders’ equity:

Common stock, $0.01 par value; 100,000,000 shares authorized, 26,405,305 shares outstanding	$264,053

Additional paid-in capital	$25,565,127

Total Capitalization	$25,829,180

SELLING SHAREHOLDERS

The following table sets forth information as of July 17, 2007, to our knowledge, about the beneficial ownership of our common stock by the selling shareholders both before and immediately after the offering. Actual ownership of the shares is subject to exercise of the warrants. We believe that the selling shareholders have sole voting and investment power with respect to all of the shares of common stock beneficially owned by them.

The percent of beneficial ownership for the selling stockholder is based on 26,405,305 shares of common stock outstanding as of July 17, 2007. Shares of common stock subject to warrants that are currently exercisable or exercisable within 60 days of July 17, 2007 are considered outstanding and beneficially owned by a selling stockholder who holds those warrants for the purpose of computing the percentage ownership of that selling stockholder but are not treated as outstanding for the purpose of computing the percentage ownership of any other stockholder. Unless otherwise stated below, to our knowledge, none of the selling shareholders has had a material relationship with us other than as a stockholder at any time within the past three years or has ever been one of our officers or directors.

The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling shareholders. After the date of effectiveness, the selling shareholders may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of their common stock.

Information about the selling shareholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

	Shares Beneficially Owned Prior to The Offering			Shares Offered by	Shares Beneficially Owned After the Offering(1)
Name of Selling Stockholder	Number		Percent(2)	this Prospectus	Number	Percent(2)

Crescent International Ltd. (3) c/o Cantara (Switzerland) SA 84 Av. Louis-Casai CH-1216 Cointrin/Geneva Switzerland	600,000	(4)	2.3%	600,000	600,000	2.3%

Daniel A. Deikel Trust Declaration (5) 5354 Parkdale Drive, Suite 310 Minneapolis, MN 55416	50,000	(4)	*	50,000	50,000	*

Gibson Living Trust (6) 2100 N. Fremont Blvd. Flagstaff, AZ 86001	50,000	(4)	*	50,000	50,000	*

H.L. Severance Inc. Pension Plan Trust (7) H. Leigh Severance, Trustee 14282 E. Caley Avenue Aurora, CO 80016	200,000	(4)	*	200,000	200,000	*

H.L. Severance Inc. Profit Sharing Plan and Trust (8) H. Leigh Severance, Trustee 14282 E. Caley Avenue Aurora, CO 80016	100,000	(4)	*	100,000	100,000	*

Icon Capital Partners LP (9) 1050 Crown Pointe Parkway, Suite 200 Atlanta, GA 30338	150,000	(4)	*	150,000	150,000	*

Premier RENN US Emerging Growth Fund Limited (10) 8080 N. Central Expressway, Suite 210, LB 59 Dallas, TX 75206	1,370,370	(4A)	5.0%	1,000,000	1,370,370	3.7%

Renaissance Capital Growth & Income Fund III, Inc. (11) 8080 N. Central Expressway, Suite 210, LB 59 Dallas, TX 75206	2,740,741	(4B)	9.7%	2,000,000	2,740,741	7.3%

Renaissance US Growth Investment Trust PLC (12) 8080 N. Central Expressway, Suite 210, LB 59 Dallas, TX 75206	5,481,481	(4C)	18.3%	4,000,000	5,481,481	14.1%

US Special Opportunities Trust PC (13) 8080 N. Central Expressway, Suite 210, LB 59 Dallas, TX 75206	2,740,741	(4D)	9.7%	2,000,000	2,740,741	7.3%

Vision Opportunity Master Fund, LTD (14) 20 W. 55th Street, 5th Floor New York, NY 10019	20,555,556	(4E)	52.1%	15,000,000	20,555,556	44.2%

Next Stage Investments, Inc. (15) 10880 Wilshire Boulevard, Suite 500 Los Angeles, California 90024	1,293,805		4.9%	1,048,805	1,293,805	4.0%

Synergy Business Consulting, LLC (16) 730 W Randolph, Suite 600 Chicago, IL 60661	800,000		3.0%	800,000	800,000	3.0%

Mapleridge Insurance Services (17) 114 Pacifica, Suite 130 Irvine, CA 92618	750,000	(18)	2.8%	750,000	750,000	2.8%

Westrec Properties, Inc. & Affiliated Companies 401(k) Plan (19) 16633 Ventura Blvd. Encino, CA 91436	750,000	(18)	2.8%	750,000	750,000	2.8%

Apex Investment Fund, Ltd. (20) The Penthouse Washington Mall I Church Street Hamilton, HM 11, Bermuda	750,000	(18)	2.8%	750,000	750,000	2.8%

Clearview Partners, LLC (21) 21015 Cactus Cliff San Antonio, TX 78258	750,000	(18)	2.8%	750,000	750,000	2.8%

YKA Partners, Ltd. (22) 157 Surfview Drive Pacific Palisades, CA 90272	200,000	(18)	*	200,000	200,000	*

Brio Capital L.P. (23) 401 E. 34th Street, Suite South 33C New York, NY 10016	300,000	(4)	1.1%	300,000	300,000	1.1%

Frank K. Liu 16960 Gale Avenue City of Industry, CA 91745	200,000	(4)	*	200,000	200,000	*

Christopher Scott Wrolstad 1935 Alkire Street Golden, CO 80401	50,000	(4)	*	50,000	50,000	*

Gregory John Eriger 29 Nunes Drive Novato, CA 94945	50,000	(4)	*	50,000	50,000	*

Michael Langdon Conn 2182 Terraridge Drive Highlands Ranch, CO 80126	50,000	(4)	*	50,000	50,000	*

TOTAL					0	0%

•	* Less Than 1%

Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares of our common stock as to which a shareholder has sole or shared voting power or investment power, and also any shares of our common stock which the shareholder has the right to acquire within 60 days, including upon exercise of common stock purchase warrants. There were 26,405,305 shares of our common stock outstanding as of July 17, 2007.

(1)	Assumes the sale of all shares offered under this prospectus.

(2)	Percentage ownership is based on 26,405,305 shares of our common stock outstanding as of July 17, 2007.

(3)	Maxi Brezzi and Bachir Taleb-Ibrahimi, of Crescent International Ltd., has the control and power to vote and/or sell the securities held by Crescent International Ltd.

(4)
50% of such shares represent shares of our common stock issuable upon exercise of a five-year warrant at an exercise price of $1.50 per share issued in our private offering of units with an initial closing date of June 7, 2007.

(4A)
Includes 500,000 shares of our common stock issuable upon exercise of a five-year warrant at an exercise price of $1.50 per share issued in our private offering of units with an initial closing date of June 7, 2007 and 370,370 shares of our common stock underlying an option to purchase additional units in such private offering at a price of $1.35 per unit.

(4B)
Includes 1,000,000 shares of our common stock issuable upon exercise of a five-year warrant at an exercise price of $1.50 per share issued in our private offering of units with an initial closing date of June 7, 2007 and 740,741shares of our common stock underlying an option to purchase additional units in such private offering at a price of $1.35 per unit.

(4C)
Includes 2,000,000 shares of our common stock issuable upon exercise of a five-year warrant at an exercise price of $1.50 per share issued in our private offering of units with an initial closing date of June 7, 2007 and 481,481shares of our common stock underlying an option to purchase additional units in such private offering at a price of $1.35 per unit.

(4D)
Includes 1,000,000 shares of our common stock issuable upon exercise of a five-year warrant at an exercise price of $1.50 per share issued in our private offering of units with an initial closing date of June 7, 2007 and 740,741shares of our common stock underlying an option to purchase additional units in such private offering at a price of $1.35 per unit.

(4E)
Includes 7,500,000 shares of our common stock issuable upon exercise of a five-year warrant at an exercise price of $1.50 per share issued in our private offering of units with an initial closing date of June 7, 2007 and 5,555,556shares of our common stock underlying an option to purchase additional units in such private offering at a price of $1.35 per unit.

(5)	Daniel A. Deikel, the Trustee of the Daniel A. Deikel Trust Declaration, has the control and power to vote and/or sell the securities held by Daniel A. Deikel Trust Declaration.

(6)	James Gibson, the Trustee of the Gibson Living Trust, has the control and power to vote and/or sell the securities held by Gibson Living Trust.

(7)	H. Leigh Severance, the Trustee of H.L. Severance Inc. Pension Plan Trust, has the control and power to vote and/or sell the securities held by H.L. Severance Inc. Pension Plan Trust.

(8)
H. Leigh Severance, the Trustee of H.L. Severance Inc. Profit Sharing Plan and Trust, has the control and power to vote and/or sell the securities held by H.L. Severance Inc. Profit Sharing Plan and Trust.

(9)	Adam Caribi, the General Partner of Icon Capital Partners LP, has the control and power to vote and/or sell the securities held by Icon Capital Partners LP.

(10)	Russell Cleveland, the Director of Premier RENN US Emerging Growth Fund Limited, has the control and power to vote and/or sell the securities held by Premier RENN US Emerging Growth Fund Limited.

(11)
Russell Cleveland, the Director of Renaissance Capital Growth & Income Fund III, Inc., has the control and power to vote and/or sell the securities held by Renaissance Capital Growth & Income Fund III, Inc.

(12)	Russell Cleveland, the Director of Renaissance US Growth Investment Trust PLC, has the control and power to vote and/or sell the securities held by Renaissance US Growth Investment Trust PLC.

(13)	Russell Cleveland, the Director of US Special Opportunities Trust PC, has the control and power to vote and/or sell the securities held by US Special Opportunities Trust PC.

(14)	Adam Benowitz, the Portfolio Manager of Vision Opportunity Master Fund, LTD, has the control and power to vote and/or sell the securities held by Vision Opportunity Master Fund, LTD.

(15)
Nathan Johnson, the President of Next Stage Investments, Inc., an affiliate of GP Group, LLC, the placement agent for our private placement offering of units with an initial closing date of June 7, 2007, has the control and power to vote and/or sell the securities held by Next Stage Investments, Inc. The selling stockholder is an affiliate of a broker-dealer. At the time of acquiring the securities, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(16)
Bartly J. Loethen, the President of Synergy Business Consulting, LLC, has the control and power to vote and/or sell the securities held by Synergy Business Consulting, LLC. Synergy Business Consulting, LLC was our former majority stockholder and Bartly J. Loethen was our former sole officer and director.

(17)	A.J. Meade, the President of Mapleridge Insurance Services, has the control and power to vote and/or sell the securities held by Mapleridge Insurance Services.

(18)	Represents shares of our common stock issuable upon exercise of a five-year warrant at an exercise price of $1.00 per share issued in connection with a bridge loan.

(19)
Michael Sachs, the Trustee of Westrec Properties, Inc. & Affiliated Companies 401(k) Plan, has the control and power to vote and/or sell the securities held by Westrec Properties, Inc. & Affiliated Companies 401(k) Plan.

(20)	Susan Fairhurst, the Director of Apex Investment Fund, Ltd., has the control and power to vote and/or sell the securities held by Apex Investment Fund, Ltd.

(21)	John Linton, the Managing Director of Clearview Partners, LLC, has the control and power to vote and/or sell the securities held by Clearview Partners, LLC.

(22)	Kenneth Aldrich, the Managing Director of YKA Partners Ltd., has the control and power to vote and/or sell the securities held by YKA Partners Ltd.

(23)	Shaye Hirsch, the Manager of the General Partner of Brio Capital L.P., has the control and power to vote and/or sell the securities held by Brio Capital L.P.

PLAN OF DISTRIBUTION

The selling shareholders or any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at prevailing market prices or privately negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASD Conduct Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Notwithstanding the foregoing, shares of common stock issued to those selling shareholders who, as indicated in the table above, received such shares as part of compensation pursuant to a placement agency agreement between us and such selling shareholders are restricted in accordance with Rule 2710(g)(1) of the NASD Conduct Rules. Accordingly, those selling shareholders shall not directly or indirectly offer, sell, agree to offer or sell, transfer, assign, pledge, hypothecate or subject to hedging, short sale, derivative, put or call transaction such shares for a period of 180 days after the effective date of this registration statement.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such brokers-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have informed us that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute their shares of our common stock. In no event shall any broker-dealer receive compensation which, in the aggregate, would exceed eight percent (8%). We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the selling shareholders may be deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling shareholders have advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling shareholders.

We agreed to use our reasonable best efforts to keep this prospectus effective for a period of twenty-four (24) months following the closing date of our private placement of units on June 7, 2007.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with. Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth certain information with respect to our directors and executive officers as of July 17, 2007.

Directors serve until the next annual meeting of the shareholders; until their successors are elected or appointed and qualified, or until their prior resignation or removal. Our executive officers are appointed by, and serve at the discretion of, our board of directors.

Name	Age	Year Became an Executive Officer or Director	Position(s)
Arthur Liu	67	2007	Chairman of the Board, Chief Executive Officer and Chief Financial Officer

Amy Liu	31	2007	Director

Celia Cheng	63	2007	Director

Donald North	33	2007	Vice President of Engineering

There are no material proceedings known to us to which any of our directors, officers or affiliates, or any owner of record or beneficially of more than 5% of any class of our voting securities, or any affiliate of such persons is a party adverse to us or has a material interest adverse to our interests. None of our directors received any additional compensation for his or her services as a director. The following brief biographies contain information about our directors and our executive officers. The information includes each person’s principal occupation and business experience for at least the past five years. This information has been furnished to us by the individuals named. There are no family relationships known to us between the directors and executive officers other than as indicated below. We do not know of any legal proceedings that are material to the evaluation of the ability or integrity of any of the directors or executive officers.

Arthur Liu, Chairman of the Board, Chief Executive Officer and Chief Financial Officer - Mr. Liu became our Chairman of the Board on July 4, 2007 and our Chief Executive Officer and Chief Financial Officer on June 7, 2007 in connection with our acquisition of AuraSound. Mr. Liu has served as the Chairman of AuraSound’s Board of Directors and as its Chief Executive Officer since 1999. Mr. Liu moved to the U.S. in 1991 and subsequently purchased and developed three companies: AuraSound, Alaris, a company engaged in developing computer video technologies, and InSeat Solutions, a company that develops and manufactures massage and heat components for chairs and sofas. Mr. Liu is currently operating AuraSound and InSeat and has since sold Alaris. Prior to moving to U.S., Mr. Liu jointly purchased Universal Appliance Limited, a Hong Kong-based company where he served as the owner and general manager. Mr. Liu took the company public in 1987 and sold his shares in 1990. Prior to his purchase of Universal Appliance Limited, Mr. Liu served as the Director of Engineering at an electronics company in Hong Kong. Mr. Liu began his career as a mechanical engineer at an automotive and electronics company in Taiwan. Mr. Liu is a graduate of the Navy Academy in Taiwan where he majored in mechanical engineering. Mr. Liu is Amy Liu’s father. See “Certain Relationships and Related Party Transactions.”

Amy Liu, Director - Ms. Liu became a member of our board of directors on July 4, 2007 in connection with our acquisition of AuraSound. Ms. Liu is a Senior Art Director at BLT & Associates in Los Angeles, California, a creative design agency where she oversees marketing projects for clients such as Paramount, Sony Pictures, Warner Bros and Universal. Ms. Liu graduated from the Art Center College of Design in Pasadena, California in 2000. Ms. Liu is the daughter of Arthur Liu.

Celia Cheng, Director, Secretary - Ms. Cheng became a member of our board of directors on July 4, 2007 and our Secretary on June 7, 2007 in connection with our acquisition of AuraSound. Ms. Cheng founded Qing Cheng Enterprises Ltd. in 1982. Qing Cheng Enterprises Ltd. was acquired by Solomon Group (Taiwan) in 1995 and Ms. Cheng has served as its Managing Director since that date. For the last 25 years, Qing Cheng Enterprises has been the chief distributor for Motorola Semiconductor’s (now ON Semiconductor) southern region (includes Hong Kong, Taiwan, and southern China).

Donald North, Vice President of Engineering - Mr. North became our Vice President of Engineering on June 7, 2007 in connection with our acquisition of AuraSound. Mr. North has served as AuraSound’s Engineering Director since 2005. Prior to his current position at AuraSound, Mr. North was a Loudspeaker Design Engineer at Harman International from 1999 to 2000 and served as a Transducer Engineer at AuraSound from 1995 to 1999. Mr. North began his career as an engineer for Boston Acoustics in 1995. Mr. North is the inventor of the patented Whisper transducer and has served as the lead project engineer and project manager for the R&D teams responsible for the creation of several AuraSound product lines including the Mobile Reference series of woofers and Monster Cable’s M Design series of home theater loudspeakers. Mr. North graduated from California Institute of Technology in 1994 with a B.S. in Engineering and Applied Science.

Board Composition

Our board of directors presently consists of our executive officer and two affiliated individuals. While our common stock is not traded on any exchange, we have used Section 121A of the Rules of the American Stock Exchange to determine if our directors are “independent.” Using the definition of “independent” as set forth in Section 121A, we have determined that we have no “independent director” and no current director has the qualifications necessary to be deemed an audit committee financial expert.

We do not have specific minimum qualifications that a person must meet in order to serve on our Board of Directors. We seek out individuals who would be able to guide our operations based on a number of traits including, but not limited to, business experience, knowledge of our industry, education and familiarity with operating a public company. To date, we have not paid any third parties to assist us in finding suitable candidates to serve as directors. We have not received a director-nominee recommendation from any stockholder, other than Bartly J. Loethen, who controls one of our minority stockholders, our former sole officer and director.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Board Committees

We do not currently have a compensation committee, audit committee, or nominating and corporate governance committee. The functions customarily delegated to these committees have been performed by the board of directors.

EXECUTIVE COMPENSATION

The following table sets forth certain summary information with respect to the compensation paid to the named executive reflecting total compensation paid before our acquisition of AuraSound for the years stated based on AuraSound’s fiscal year end of March 31.

SUMMARY COMPENSATION TABLE

Summary Compensation Table
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen-sation ($)	Nonquali-fied Deferred Compen-sation Earnings ($)	All Other Compen-sation ($)	Total ($)

Arthur Liu, Chief Executive	2006	0	0	0	0	0	0	0	0
Officer and President	2007	0	0	0	0	0	0	0	0

We do not have any annuity, retirement, pension or deferred compensation plan or other arrangements under which any executive officers are entitled to participate without similar participation by other employees.

Employment Agreements

We have no employment agreements with any of our executive officers. In addition, there have been no options granted to any executive officer.

Board Compensation

The Directors do not currently receive compensation for their services as directors, but are reimbursed for expenses incurred in attending board meetings. In addition, there have been no options granted to any director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as to our shares of common stock beneficially owned as of July 17, 2007 by: (i) each person known by us to be the beneficial owner of more than five percent of our outstanding common stock, (ii) each of our directors, (iii) each of our executive officers and (iv) all of our directors and executive officers as a group.

Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the shares. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a “beneficial owner” of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. Unless otherwise indicated, to our knowledge, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock. Common stock beneficially owned and percentage ownership are based on 26,405,305 shares outstanding.

Name and Address of Beneficial Owner(1)(2)	Amount of Common Stock Beneficially Owned(1)		Percentage of Common Stock Beneficially Owned(1)
Arthur Liu (3)	10,603,303		40.2%
Amy Liu	-0-		0%
Celia Cheng	-0-		0%
Donald North	-0-		0%
Vision Opportunity Master Fund, LTD 20 W. 55th Street, 5th Floor New York, NY 10019	20,555,556	(4)	52.1%
RENN Capital Group or its affiliated investment vehicles 8080 N. Central Expressway, Suite 210, LB 59 Dallas, TX 75206	12,333,333	(5)	36.0%
All Directors and Officers as a group (5 persons)	10,603,303		40.2%

(1)
Information in this table regarding directors and executive officers is based on information provided by them. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the directors and executive officers has sole voting and/or investment power with respect to such shares.

(2)	All addresses are c/o Hemcure, Inc., 11839 East Smith Avenue, Santa Fe Springs, CA 90670, unless otherwise indicated.

(3)
All of our securities owned by Arthur Liu are subject to a two-year lock-up commencing on the effectiveness of this registration statement of which this prospectus is a part, except with respect to charitable gifts or for estate planning purposes, without the written consent of investors who purchased at least 60% of the units issued in our private offering that initially closed on June 7, 2007.

(4)
Vision Opportunity Master Fund, LTD acquired these securities pursuant to our private placement on June 7, 2007. Includes 7,500,000 shares of our common stock issuable upon exercise of a five-year warrant at an exercise price of $1.50 per share and an option to purchase 5,555,556 additional units of our securities at a price of $1.35 per unit, with each unit consisting of one share of common stock and a warrant to purchase one share of common stock at an exercise price of $1.50 per share.

(5)
Affiliates of RENN Capital Group acquired these securities pursuant to our private placement on June 7, 2007. Includes 9,000,000 shares of our common stock issuable upon exercise of five-year warrants at an exercise price of $1.50 per share and options to purchase 3,333,333 additional units of our securities at a price of $1.35 per unit, with each unit consisting of one share of common stock and a warrant to purchase one share of common stock at an exercise price of $1.50 per share.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Hemcure, Inc.

The following discussion should be read in conjunction with the information contained in the financial statements of the Company and the Notes thereto appearing elsewhere herein.

Results of Operations

The Company was incorporated in Minnesota in 1986. Its principal business, to provide administrative and marketing services to physicians or physician group who emphasize an outpatient non-surgical treatment for hemorrhoids. The Company was involuntarily dissolved in 1996, and the registrant has been dormant since then.

In the year 2005, management, in an effort to salvage value for the sake of their shareholders and therefore optimize their interests, decided to reinstate the Company as a Minnesota corporation and to structure the Company as potential merger candidate or "blank check" company. It caused to be filed five years of the most recent annual audited financial statements of the Company so as to resume reporting status.

Further, in management's continued effort to maximize the value of the Company for its shareholders, management solicited shareholder's approval to effect a migratory merger, which resulted in the following: (1) re-domicile the Company in the state of Nevada; (2) the adoption of the Articles of Incorporation of Hemcure, Inc., a Nevada corporation; (3) the issued and outstanding shares of common stock of the Company automatically convert into the right to receive shares of Hemcure Nevada Common Stock at a ratio of seventeen and one-half (17.5) shares of common stock of Company for one (1) share of Hemcure Nevada Common Stock; (4) the adoption of the bylaws of Hemcure Nevada; and (5) the persons presently serving as executive officers and directors of the Company serve in their same respective positions with Hemcure Nevada. Such reverse stock split has resulted in 563,695 shares of common stock in Hemcure, Inc., the Nevada corporation. The NASDAQ stock market has effected the re-incorporation merger and reverse stock split at the opening of business on September 22, 2006. The new trading symbol for the Company on the OTCBB is HMCU.

The Company believes that while there is some doubt as to the Company's continuance as a going concern, its success is dependent upon its ability to meet its financing requirements and the success of its future operations or completion of a successful business combination. Management believes that actions planned and presently being taken to revise the Company's operating and financial requirements provide the opportunity to the Company to continue as a going concern.

In 1991, the Company ceased all substantive operations.

Liquidity and Capital Resources.

From the date of the Company's registered public offering until April 1, 2005 the Company had issued and outstanding an aggregate of 2,643,502 shares of its common stock (which is the number of shares prior to the reverse stock split referenced in paragraph 5 of Item 1 of Part I hereof). On April 7, 2005 the Company issued 7,000,000 shares of common stock, which amount is included in the aggregate 9,643,502 shares issued and outstanding, for a capital contribution of $16,000. Both share amounts referenced in the sentence above are prior to the reverse stock split referenced in paragraph 5 of Item 1 of Part I hereof. Subsequent to June 30, 2006, the reverse stock split as part of the migratory merger described herein resulted in an aggregate of 563,695 shares issued and outstanding of the Company, to be in a more favorable position for a potential business combination.

The Company has no operating history as a "blank check" company and no material assets.

Aura Sound, Inc.

The information contained in this section should be read in conjunction with our consolidated financial statements and related notes and the information contained elsewhere in this Current Report under the captions "Risk Factors," and "Business.

Overview

We are a southern California based developer, manufacturer and marketer of premium audio products. Since our business began in 1987, we have focused on the development of innovative and revolutionary magnetic speaker motor designs to deliver high-end audio products to the OEM, home and professional audio markets. We have developed a proprietary portfolio of unique audio speaker technologies as a result of this emphasis on research and development, which we believe has led to strong brand recognition among audiophiles, sound engineers, electronics manufacturers and premium audio manufacturers.

During the last two years, our company has focused its research and development efforts on the development of new product lines for the micro-audio market. Specifically, we have developed miniaturized speakers that our tests indicate will deliver sound quality to devices such as laptop computers, flat-panel tvs, display screens, and cell and other mobil phones which we believe to be superior to the speakers currently utilized by such devices. Our micro-audio products have been tested and approved by NEC, Quanta, Compal, Toshiba, Amtran, Epson and Acer, with NEC and Quanta already designing our speakers into their new products. We believe that the market for micro-audio products is significant and we expect continued rapid growth as devices such as mobile telephones, computers, televisions and personal digital assistants continue growing. While we expect that micro-audio revenue will soon exceed revenue from our premium audio products, we intend to continue making our premium speakers in addition to our micro-audio speakers for the foreseeable future.

While most of the research and revelopment is done in Santa Fe Springs, California, our products are manufactured in a 120,000 square foot manufacturing facility in Dongguan China under a long-term agreement with Granford Holdings Limited.

Our sales are made primarily on an OEM basis to manufacturers of high end speakers and sound systems. Historically, about 28.16% of our net sales are made to customers outside the United States. We believe that international sales will continue to represent a significant portion of our revenues.

On June 7, 2007, in order to provide the resources necessary for the ramp-up of production of our micro-audio products to meet demand, we completed the initial closing of a $12.9 million securities offering. The net proceeds from this offering were approximately $11.5 million and we will use these funds primarily for: the purchase of inventory, repayment of certain debt and for working capital. Concurrent with the closing of the securities offering, we obtained a $10.0 million one-year accounts receivable credit facility and a one year $2.0 million letter of credit facility with Bank SinoPac in order to insure resource availability.

General

Net sales are comprised of gross sales less returns and cash discounts. Our operating results may be seasonal, with a greater percentage of net sales being earned in the third and fourth quarters of our fiscal year due to the fall and winter selling seasons.

Cost of goods sold consists primarily of material costs, direct labor, direct overhead, inbound freight and duty costs, warranty costs, sales commission and a reserve for inventory obsolescence.

Research and development costs consist primarily of costs related to new product commercialization including product research, development and testing.

Our selling, general and administrative expenses consist primarily of non-marketing payroll and related costs and corporate infrastructure costs.

Results of Operations

Eleven Months Ended February 28, 2007 Compared with Eleven Months Ended February 28, 2006

Net Sales   increased $940,342, or 76%, to $2,178,471 for the eleven months ended February 28, 2007 from $1,238,129 for the corresponding period in 2006. This increase was primarily due to the addition of new customers.

Gross Profit   increased $279,036 to $527,507 for the eleven months ended February 28, 2007 from $248,471 for the corresponding period in 2006. Gross profit as a percentage of net sales increased 4.1% to 24.2% for the eleven months ended February 28, 2007 from 20.1% for the corresponding period in 2006.

Research and Development Expenses   increased $413,370, or 111%, to $785,851 for the eleven months ended February 28, 2007 from $372,481 for the corresponding period in 2006. This increase was primarily due to an increase in new model development. As a percentage of net sales Research and Development costs increased 6.0% to 36.1% of net sales for the eleven months ended February 28, 2007 from 30.1% of net sales for the corresponding period in 2006.

General and Administrative Expenses increased $674,446, or 191%, to $1,028,191 for the eleven months ended February 28, 2007 from $353,745 for the corresponding period in 2006. This increase was attributable primarily to an increase in non-marketing payroll and related costs and corporate infrastructure costs. As a percentage of net sales, general and administrative expenses increased 18.6% to 47.2% for the eleven months ended February 28, 2007 from 28.6% for the corresponding period in 2006.

Loss from Operations   increased $808,780, or 169%, to ($1,286,535) for the eleven months ended February 28, 2007 from ($477,755) for the corresponding period in 2006. Loss from operations as a percentage of net sales increased to (59.1%) for the eleven months ended February 28, 2007 from (38.6%) for the corresponding period in 2006. This was primarily the result of increases in research and development and general and administrative expenses partially offset by an increase sales and improved profit margins.

Interest Expense   increased $130,344 to $286,031 for the eleven months ended February 28, 2007 from $155,687 for the corresponding period in 2006. The increase was primarily due to an increase in debt.

Other Expense increased $32,844 to $256,863 for the eleven months ended February 28, 2007 from $224,019 for the corresponding period in 2006.

Net Loss   increased $971,968 to $1,829,429 for the eleven months ended February 28, 2007 from $857,461 for the corresponding period in 2006, as a result of the combination of each of the factors discussed above.

Year Ended March 31, 2006 Compared with Year Ended March 31, 2005

Net Sales increased $348,924, or 26.2%, to $1,680,813 in the year ended March 31, 2006 (“Fiscal 2006”) from $1,331,889 in the year ended March 31, 2005 (“Fiscal 2005”). The increase was primarily due to orders from new customers.

Gross Profit   increased $41,740 to $430,548 in Fiscal 2006 from $388,808 in Fiscal 2005 due to the sales increase noted above. Gross margin decreased to 25.6% in 2006 from 29.2% in 2005.

General and Administrative Expenses   decreased $132,734, or 21.5%, to $485,314 in Fiscal 2006 from $618,048 in 2005. General and administrative expenses, as a percentage of net sales, decreased by 17.5% to 28.9% in 2006 from 46.4% in Fiscal 2005. This decrease was a direct result of a downsizing of the administrative function and outsourcing of certain of the administrative processes.

Research and Development   costs increased $56,657 to $451,534 from $394,877. Research and development costs, as a percentage of net sales, decreased 2.8% to 26.9% in Fiscal 2006 from 29.6% in Fiscal 2005 as we our focused limited resources on production activities.

Loss from Operations   decreased $117,817 or 18.9%, to ($506,300) in 2006 from ($624,117) in Fiscal 2005. The loss from operations as a percentage of net sales decreased to (30.1%) in Fiscal 2006 from (46.9%) in Fiscal 2005. This decrease was a result of an increase in net sales and a slower increase in overhead.

Interest Expense   increased $40,644 to $191,620 in Fiscal 2006 from $150,976 in Fiscal 2005. The increase in interest expense was attributable to higher levels of debt.

Other Income (Expense)   increased $29,289 to $245,020 in Fiscal 2006 as compared with $215,731 in Fiscal 2005.

Net Loss   decreased $47,884 to ($942,940) in Fiscal 2006 from ($990,824) in Fiscal 2005, as a result of the factors described above.

Seasonality and Quarterly Results

Our working capital, at any particular time, reflects the seasonality of our business. We expect inventory, accounts payable and accrued expenses to be higher in the third and fourth quarters in preparation for our winter selling season.

Liquidity and Capital Resources

Our cash requirements are principally for working capital. Our need for working capital is seasonal, with the greatest requirements from July through the end of November each year as a result of our inventory build-up during this period for our fall and winter selling seasons.

In Fiscal 2006, cash used in operating activities was $37,680 and consisted of a net loss of $942,940. Operating assets and liabilities consisted primarily of increases in accounts receivable of $204,185, in inventory of $74,031 and increases in accounts payable and accrued expenses of $516,814.

In Fiscal 2005, cash used in operating activities was $26,188 and consisted of a net loss of $990,824. Operating assets and liabilities consisted primarily of increases in accounts receivable of $120,671, decreases in inventory of $51,754, partially offset by a net decrease in accounts payable and accrued expenses of $45,515.

For the eleven months ended February 28, 2007, cash used in operating activities was $3,367,308 and consisted mainly of a net loss of $1,829,429, a net advance to vendors of $2,177,509, a $222,063 decrease in accounts payable, and increases in inventory, partially offset by an increase in accrued expenses and an advance from a customer.

For the eleven months ended February 28, 2006, cash generated by operating activities was $16,996, which consisted primarily of increases in accounts payable and accrued expenses mostly offset by a net loss of $857,461 and a $163,281 increase in inventory.

Investing activities.   We did not have any capital expenditures for Fiscal 2005 and 2006, or during the eleven months ended February 28, 2007.

Financing activities   during Fiscal 2006 consisted of our borrowing $38,000 pursuant to a note payable from a related party. No financing activity occurred during Fiscal 2005. For the eleven months ended February 28, 2007, financing activities consisted of our borrowing $745,864 pursuant notes payable to related parties and $2,638,000 pursuant to various bridge notes. For the eleven months ended February 28, 2006, financing activities consisted of our borrowing $12,253 pursuant to a note payable to a related party.

We believe that our cash flows from operations and the net proceeds from the offering which had an initial closing on June 7, 2007 will be adequate to meet our liquidity needs and capital expenditure requirements for the next 12 months, however, the rapid growth expected by management could result in negative cash flow which may require additional financing. Any such financing may take the form of debt or equity offerings.

Our ability to access sources of liquidity may be negatively impacted by a decrease in demand for our products as well as the other factors described in "Risk Factors."

Notes Payable

As of February 28, 2007, short term bridge notes payable outstanding totaled $2,638,000 with an additional $8,000 due to a related party. The bridge notes are secured, bear interest at 12% and are due on various dates in 2007. The related party note bears interest at 9% and does not include a stated due date.

As of February 28, 2007, long term notes payable totaled $3,414,905 and consists of notes to an entity under common ownership bearing interest at 8% per annum, with principal and interest due on March 31, 2009.

Off-Balance Sheet Arrangements

We currently do not have any off-balance sheet arrangements or financing activities with special purpose entities.

Critical Accounting Policies and Estimates

Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. To prepare these financial statements, we must make estimates and assumptions that affect the reported amounts of assets and liabilities. These estimates also affect our reported revenues and expenses.   On an ongoing basis, management evaluates its estimates and judgment, including those related to revenue recognition, accrued expenses, financing operations and contingencies and litigation. Management bases its estimates and judgment on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The most significant accounting estimates inherent in the preparation of our financial statements are set forth in Note 1 to our audited financial statements.

Unaudited Interim Financial Information

The unaudited financial statements for the eleven months ended February 28, 2007 have been prepared by the Company in conformity with generally accepted accounting principles for interim financial reporting. The information furnished therein reflects all adjustments (consisting of normal recurring accruals and adjustments) which are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and footnote disclosures normally present in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with the audited financial statements and footnotes included in the Company’s Annual Report. The results of the nine month period ended December 31, 2006 are not necessarily indicative of the results to be expected for the full years ending March 31, 2007.

Use Of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and disclosures made in the accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash in hand and cash in time deposits, certificates of deposits and all highly liquid debt instruments with original maturity of three months or less. .

Accounts Receivable

The company maintains an allowance for uncollectible accounts receivable to estimate the risk of extending credit to customers and distributors. The allowance is estimated based on the customer or distributor's compliance with our credit terms, the financial condition of the customer or distributor and collection history where applicable. Additional allowances could be required if the financial condition of our customers or distributors were to be impaired beyond our estimates. As of December 31, 2006 and 2005, the allowance for doubtful debts amounted to $115,510 and $10,216, respectively

Inventories

Inventories are valued at the lower of cost (first-in, first-out) or market.

Property, Plant, and Equipment

Property, plant, and equipment, including leasehold improvements, are recorded at cost, less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets as follows:

Buildings	40 years

Machinery and equipment	5 to 10 years

Furniture and fixtures	7 years

Improvements to leased property are amortized over the lesser of the life of the lease or the life of the improvements. Amortization expense on assets acquired under capital leases is included with depreciation and amortization expense on owned assets. The Company did not have any property, plant and equipment as of December 31, 2006 and 2005, as the Company utilizes the facility owned by a related party.

Maintenance and minor replacements are charged to expense as incurred. Gains and losses on disposals are included in the results of operations.

Revenue Recognition

The Company’s revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. Our management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed.

Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed

Basic and diluted net loss per share

In accordance with SFAS No. 128, “Earnings Per Share,” the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. At December 31, 2005 and 2004, the Company had no potential dilutive securities outstanding.

Stock-based compensation

SFAS No. 123, “Accounting for Stock-Based Compensation,” establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered. The statement also permits companies to elect to continue using the current intrinsic value accounting method specified in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” to account for stock-based compensation. The Company has elected to use the intrinsic value based method and has disclosed the pro forma effect of using the fair value based method to account for its stock-based compensation issued to employees. For options granted to employees where the exercise price is less than the fair value of the stock at the date of grant, the Company recognizes an expense in accordance with APB 25.

For non-employee stock based compensation the Company recognizes an expense in accordance with SFAS No. 123 and values the equity securities based on the fair value of the security on the date of grant or the value of services, whichever is more determinable. For stock-based awards the value is based on the market value for the stock on the date of grant and if the stock has restrictions as to transferability a discount is provided for lack of tradability. Stock option awards are valued using the Black-Scholes option-pricing model.

At December 31, 2006 and 2005, there were no options outstanding; therefore the pro forma disclosure to be presented in accordance with SFAS No. 123 is not applicable.

New Accounting Pronouncements

In December 2004, the FASB issued FASB Statement No. 123R, "Share-Based Payment, an Amendment of FASB Statement No. 123" ("FAS No. 123R"). FAS No. 123R requires companies to recognize in the statement of operations the grant- date fair value of stock options and other equity-based compensation issued to employees. FAS No. 123R is effective beginning in the Company's second quarter of fiscal 2006. The Company does not expect the adoption of FAS No. 123R to have a material impact on its financial position, results of operations or cash flows.

In May 2005, the FASB issued FASB Statement No. 154, "Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3". This statement replaces APB Opinion No. 20, "Accounting Changes", and FASB Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements", and changes the requirements for the accounting for and reporting of a change in accounting principle. This statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This statement is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. Management believes the adoption of this pronouncement will not have a material effect on our financial statements.

In June 2005, the FASB ratified the EITF consensus to amend EITF No. 96-16, "Investor's Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholders Have Certain Approval or Veto Rights". The EITF agreed to amend the Protective Rights section of this consensus, as well as Example of Exhibit 96-16A, to be consistent with the consensus reached in Issue No. 04-5, "Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similarly Entity When the Limited Partners Have Certain Rights." The provisions of this amendment should be applied prospectively to new investments and to investment agreements that are modified after June 29, 2005. Management believes the adoption of this pronouncement will not have a material effect on our financial statements.

In June 2005, the EITF reached consensus on Issue No. 05-6, Determining the Amortization Period for Leasehold Improvements ("EITF 05-6.") EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05-6 will be applied prospectively and is effective for periods beginning after June 29, 2005. EITF 05-6 is not expected to have a material effect on its financial position or results of operations.

In February 2006, FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments". SFAS No. 155 amends SFAS No 133, "Accounting for Derivative Instruments and Hedging Activities", and SFAF No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 155, permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company's first fiscal year that begins after September 15, 2006. The Company has not evaluated the impact of this pronouncement its financial statements.

In March 2006 FASB issued SFAS 156 'Accounting for Servicing of Financial Assets' this Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:

1.	Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract.

2.	Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.

3.	Permits an entity to choose 'Amortization method' or Fair value measurement method' for each class of separately recognized servicing assets and servicing liabilities.

4.
At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity's exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.

5.
Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. An entity should adopt this Statement as of the beginning of its first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the financial statement.

In September 2006, FASB issued SFAS 157 ‘Fair Value Measurements’. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The management is currently evaluating the effect of this pronouncement on financial statements.

In September 2006, FASB issued SFAS 158 ‘Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)’ This Statement improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements:

* A brief description of the provisions of this Statement

* The date that adoption is required

* The date the employer plans to adopt the recognition provisions of this Statement, if earlier.

The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The management is currently evaluating the effect of this pronouncement on financial statements.

In February 2007, FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. FASB 159 is effective for fiscal years beginning after November 15, 2007. Early adoption is permitted subject to specific requirements outlined in the new Statement. Therefore, calendar-year companies may be able to adopt FASB 159 for their first quarter 2007 financial statements.

The new Statement allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item's fair value in subsequent reporting periods must be recognized in current earnings. FASB 159 also establishes presentation and disclosure requirements designed to draw comparison between entities that elect different measurement attributes for similar assets and liabilities. The management is currently evaluating the effect of this pronouncement on financial statements.

In March 2007, the Emerging Issues Task Force (“EITF”) reached a consensus on issue number 06-10, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Collateral Assignment Split-Dollar Life Insurance Arrangements,” (“EITF 06-10”). EITF 06-10 provides guidance to help companies determine whether a liability for the postretirement benefit associated with a collateral assignment split-dollar life insurance arrangement should be recorded in accordance with either SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions” (if, in substance, a postretirement benefit plan exists), or Accounting Principles Board Opinion No. 12 (if the arrangement is, in substance, an individual deferred compensation contract). EITF 06-10 also provides guidance on how a company should recognize and measure the asset in a collateral assignment split-dollar life insurance contract. EITF 06-10 is effective for fiscal years beginning after December 15, 2007 (Novell’s fiscal 2008), though early adoption is permitted. The management is currently evaluating the effect of this pronouncement on financial statements.

Note 1 to our financial statements for Fiscal 2005 and Fiscal 2006, and the eleven month periods ended February 28, 2007 and February 28, 2006, set forth certain accounting pronouncements that are applicable to our financial statements.

Qualitative and Quantitative Disclosures About Market Risk

Interest Rates

We are not being exposed to market risks relating to changes in interest rates because all outstanding debt bears interest at a fixed rate. We currently do not engage in any interest rate hedging activity and have no intention of doing so in the foreseeable future.

Foreign Exchange

We currently generate approximately 28% of our sales internationally. The reporting currency for our financial statements is the U.S. Dollar. To date, we have not been impacted materially by changes in exchange rates and do not expect to be impacted materially for the foreseeable future.   However, as our net sales generated outside of the United States increase, and should future sales be generated in foreign currencies, our results of operations could be adversely impacted by changes in exchange rates.   For example, if we recognize international sales in local foreign currencies, as the U.S. Dollar strengthens it would have a negative impact on our international results upon translation of those results into U.S. Dollars upon consolidation.   We do not currently hedge foreign currency fluctuations and do not intend to do so for the foreseeable future.

Inflation

Inflationary factors such as increases in the cost of our product and overhead costs may adversely affect our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of net sales if the selling prices of our products do not increase with these increased costs.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During April 2007 we repaid the final $8,000 of an unsecured, non-interest bearing demand loan in the amount of $38,000 from Arthur Liu, our Chief Executive Officer, Chief Financial Officer and Chairman of our Board of Directors with the net proceeds of our private placement of units with an initial closing on June 7, 2007.

InSeat Solutions , LLC, an entity controlled by Arthur Liu, has made following three loans to us, each bearing interest at 8% per annum: a three year loan in the amount of $1,650,948 due and payable on March 31, 2008, a three year loan in the amount of $731,873 due and payable on March 31, 2009, and a loan in the amount of $995,115 on September 30, 2006 due and payable on December 31, 2008.

We have a management contract with InSeat Solution, LLC, an entity controlled by Arthur Liu. We have accrued a total management fee of $480,000 for services provided to us by this entity during the fiscal years ended March 31, 2006 and 2005, which is currently outstanding.

We share office space with InSeat Solution, LLC, an entity controlled by Arthur Liu, and have agreed to pay 40% of the rent commitment. For the twelve months ended December 31, 2007 this amount is expected to total $52,167. During fiscal years ended March 31, 2006 and 2007, no payments were made to Inseat for the rent commitment.

Between December 29, 2006 and April 2, 2007 we borrowed a total of $2,450,000 from certain bridge lenders, as more fully described on page 2 of this prospectus. Arthur Liu personally guaranteed each of the bridge loans, with the exception of the loan made by YKA Partners, Ltd. We paid the bridge loans in full on June 7, 2007.

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and does not purport to be complete and is subject to, and qualified in its entirety by, our Articles of Incorporation and By-laws.

General

Our authorized capital stock consists of 120,000,000 shares, par value $0.01 per share, consisting of 100,000,000 shares of common stock and 20,000,000 shares of preferred stock. As of the date of this prospectus, there are 26,405,305 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of stockholders. There are no cumulative voting rights, and therefore, subject to the rights of the holders of any shares of preferred stock (if and when issued), holders of a majority of the outstanding shares of voting common stock are able to elect the entire board of directors. Our board of directors has authority, without action by the stockholders, to issue all or any portion of the authorized but unissued shares of our common stock (whether voting or non-voting), which would reduce the percentage ownership of the present stockholders and which might dilute the book value of outstanding shares. Stockholders have no pre-emptive rights to acquire additional shares of our common stock. Our common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation, the shares of our common stock are entitled to share equally in corporate assets after satisfaction of all liabilities and any preference in liquidation of the preferred stock then outstanding. Holders of our common stock are entitled to receive such dividends as our board of directors may from time to time declare out of funds legally available for the payment of dividends, after payment of any preference on preferred stock, if any, then outstanding.

Preferred Stock

Our Board of Directors, without obtaining the approval of our stockholders, may issue shares of preferred stock from time to time in one or more series and with such designations, preferences, rights, qualifications, limitations and restrictions as the Board approves. These designations, preferences, rights, qualifications, limitations and restrictions may include, but are not limited to, the power to determine:

•	the redemption and liquidation preferences;

•	the rate of dividends payable, the time for and the priority of payment of the dividends, and whether or not the dividends will be cumulative;

•	the terms of conversion of the preferred stock into Common Stock, and

•	the voting power of the preferred stock.

We do not currently have plans to issue shares of preferred stock.

Share Purchase Warrants

On June 7, 2007, we issued an aggregate of 12,900,000 five-year warrants to purchase 12,900,000 shares of our common stock at an exercise price of $1.50 per share to investors, included as selling shareholders listed on pages 28 through 31, in our private placement of 12,900,000 units at a price of $1.00 per unit, each unit consisting of one share of our common stock and a five-year warrant to purchase one share of our common stock at an exercise price of $1.50 per share in connection with our private.

In connection with our acquisition on June 7, 2007 of all of the issued and outstanding capital stock of AuraSound, Inc., all outstanding warrants of AuraSound were exchanged for five-year warrants to purchase an aggregate of 3,200,000 shares of our common stock at an exercise price of $1.00 per share. The value of our common stock on June 7, 2007 was $1.00 per share. AuraSound had issued these warrants in connection with bridge loans aggregating $2,450,000 in principal amount from four lenders.

We agreed to register with the SEC all of the foregoing shares of our common stock underlying the foregoing warrants. This registration statement is intended to satisfy these obligations and is intended to register such shares.

In addition, on June 7, 2007, we issued a five year warrant to purchase 245,000 shares of common stock at an exercise price of $0.80 per share to GP Group, LLC, an affiliate of Gemini Partners, Inc., as part of a bridge loan placement fee.

Options

Investors of $3,000,000 or more in our private placement initially closed on June 7, 2007 have the option to purchase such number of additional units, each unit consisting of one share of our common stock and a five-year warrant to purchase one shares of our common stock at an exercise price of $1.50 per share, equal to 50% of the dollar amount invested by such investor at a price of $1.35 per unit for a period of 12 months from the initial closing date of the private placement, requiring us to reserve 8,888,888 shares of our common stock underlying such options.

Dividend Policy

We have never declared or paid cash dividends on our capital stock and have no present intention of paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and such other factors as our board of directors deems relevant. It is our board’s present policy to retain all earnings to provide for our future growth.

Anti-Dilution Rights

Shares of our common stock underlying all of our warrants are subject to proportional adjustments for stock splits, stock dividends, recapitalizations and the like.

Anti-Takeover Provisions

Sections 78.411 through 78.444 of the Nevada Revised Statutes are designed to afford stockholders of public corporations in Nevada protection against acquisitions in which a person, entity or group seeks to gain voting control. With enumerated exceptions, the statute provides that shares acquired within certain specific ranges will not possess voting rights in the election of directors unless the voting rights are approved by a majority vote of the public corporation’s disinterested stockholders. Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any officer of the corporation or any employee of the corporation who is also a director. The specific acquisition ranges that trigger the statute are: acquisitions of shares possessing one-fifth or more but less than one-third of all voting power; acquisitions of shares possessing one-third or more but less than a majority of all voting power; or acquisitions of shares possessing a majority or more of all voting power. Our Articles of Incorporation specifically provide that the corporation will not be governed by the provisions of NRS 78.411 through 78.444.

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, which may enable our Board of Directors to issue shares of stock to persons friendly to existing management, thereby making it more difficult and more expensive for an independent party to obtain voting control.

Registration Rights

In connection with our private placement of units initially closed on June 7, 2007, pursuant to which we issued 12,900,000 shares of our common stock and warrants to purchase 12,900,000 shares of our common stock, we agreed to register for resale for a period of twenty-four (24) months following such closing date (a) such shares of our common stock and such shares of our common stock underlying such warrants, and (b) the 3,200,000 shares of our common stock underlying warrants issued to former warrant holders of AuraSound. We also agreed to register the 800,000 shares of our common stock held by Synergy Business Consulting, LLC, our former majority shareholder controlled by Bartley J. Loethen, our former sole officer and director, and the 1,048,805 shares of our common stock held by Next Stage Investments, Inc., an affiliate of GP Group, LLC. This registration statement is intended to satisfy these obligations and is intended to register such shares.

Transfer Agent and Registrar

Computershare Trust Company, Inc., located at 350 Indiana Street, #800, Golden, CO 80401, is our transfer agent and the registrar for our common stock. Its telephone number is (303) 262-0600.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the OTCBB under the symbol “HMCU,” which we intend to change concurrent with our planned corporate name change to AuraSound,, Inc.

Holders

As of July 17, 2007, there were approximately 245 record holders of our common stock, This number does not include an indeterminate number of shareholders whose shares are held by brokers in street name.

The following table sets forth, for the periods indicated, the high and low bid price per share of our common stock as reported by the OTCBB. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

2007	High Bid	Low Bid
First quarter ended September 30, 2006	$.04	$.25
Second quarter to ended December 31, 2006	.25	.25
Third quarter ended March 31, 2007	.25	3.00
Fourth quarter ended June 30, 2007	.33	2.85

2006	High Bid	Low Bid
First quarter ended September 30, 2005	$-	$-
Second quarter ended December 31, 2005	-	-
Third quarter ended March 31, 2006	.15	.30
Fourth quarter ended June 30, 2006	.10	.27

We have never paid a cash dividend on our common stock and we have no present intention to declare or pay cash dividends on our common stock in the foreseeable future. We intend to retain any earnings which we may realize in the foreseeable future to finance our operations. Future dividends, if any, will depend on earnings, financing requirements and other factors.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices from time to time.

As of the date of this prospectus 26,405,3058 shares of our common stock are issued and outstanding. Of these shares, the 14,748,805 shares being registered in this prospectus, excluding those shares issuable upon the exercise of warrants, will be freely tradable without restrictions or further registration under the Securities Act, unless one or more of our existing affiliates, as that term is defined in Rule 144 under the Securities Act, purchases such shares. Approximately 151,195 shares are freely tradable without restriction and the remaining 11,505,305 issued and outstanding shares are deemed to be restricted securities as defined under Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 144(k) promulgated under the Securities Act, which rules are summarized below.

Rule 144

In general, under Rule 144 as currently in effect, a person who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of the then average weekly trading volume or 1% of the total number of outstanding shares of the same class. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. A person who has not been one of our affiliates for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell the shares under Rule 144 without regard to any of the limitations described above.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified to the fullest extent permitted under the Nevada Revised Statutes and our Articles of Incorporation. We may also purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a capacity, and such a policy may be obtained by us in the future.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXPERTS

Included in the Prospectus constituting part of this Registration Statement are financial statements of Hemcure, Inc. which have been audited by Schumacher & Associates, Inc. and financial statements of AuraSound, Inc., which have been audited by Kabani & Company, Inc., both independent registered public accounting firms. To the extent and for the periods set forth in their reports, such financial statements are included herein in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

Changes in and Disagreements with Accountants

Schumacher & Associates, Inc., the independent accountant whom we had engaged as our principal accountant to audit our financial statements, was dismissed effective June 12, 2007. Our sole director, Bartley J. Loethen, has approved the engagement of Kabani & Company, Inc., Certified Public Accountants, as the new principal independent accountant to audit our financial statements for the fiscal year ending June 30, 2007.

The report of Schumacher & Associates, Inc. in our financial statements as of and for the fiscal years ended June 30, 2006 and June 30, 2005 did not contain an adverse opinion, or a disclaimer of opinion, however the report issued on the financial statements for the fiscal years ended June 30, 2006 and June 30, 2005 was qualified as to our ability to continue as a going concern. During the fiscal years ended June 30, 2005 and June 30, 2006 and the interim period from July 1, 2006 through the date of dismissal, we did not have any disagreements with Schumacher & Associates, Inc. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Schumacher & Associates, Inc., would have caused it to make a reference to the subject matter of the disagreements in connection with its reports.

Prior to engaging Kabani & Company, Inc. we had not consulted Kabani & Company, Inc. regarding the application of accounting principles to a specified transaction, completed or proposed, or the type of audit opinion that might be rendered on the financial statements of the combined companies.

LEGAL MATTERS

The legality of the securities offered in this prospectus has been passed upon for us by Richardson & Patel LLP, New York, New York.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form SB-2 to register the securities offered by this prospectus. The prospectus is part of the registration statement, and, as permitted by the SEC’s rules, does not contain all of the information in the registration statement. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits and schedules filed as a part of the registration statement. Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street, NE, Washington, D.C. at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

HEMCURE, INC.

(A Development Stage Company)

FINANCIAL STATEMENTS

March 31, 2007

Index to Financial Statements

Financial Statements:

Balance Sheets as of June 30, 2006 and March 31, 2007 (Unaudited)	F-2

Statements of Operations for the three and nine months ended March 31, 2007 and 2006 and for the period February 18, 2005 to March 31, 2007 (Unaudited)	F-3

Statements of Cash Flows for the nine months ended March 31, 2007 and 2006 and for the period February 18, 2005 to March 31, 2007 (Unaudited)	F-4

Statement of Stockholder’s (Deficit) for the period June 30, 2006 through March 31, 2007 (Unaudited)	F-5

Notes to Unaudited Financial Statements	F-6

Hemcure, Inc.
INTERIM BALANCE SHEET
(A Development Stage Company)

	March 31,	June 30,
	2007	2006
	(Unaudited)	(See Note 1)
ASSETS
CURRENT ASSETS:
Cash	$500	$500
Total Current Assets	500	500

Total Assets	$500	$500

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES:
Accounts payable	$-	$557
Accrued expenses	4,827	-
Related party payables	16,021	500
Total Current Liabilities	20,848	1,057

COMMITMENTS & CONTINGENCIES	-	-

STOCKHOLDERS' DEFICIENCY
Preferred stock, $.01 par value; 20,000,000 shares authorized,
none issued and outstanding	-	-
Common stock, $.01 par value; 100,000,000 shares authorized,
770,524 and 563,695 issued and outstanding respectively	7,705	5,637

Additional paid-in capital	2,773,170	2,754,654
Accumulated (Deficit)	(2,610,868)	(2,610,868)
Accumulated (Deficit) during development stage	(190,355)	(149,980)
Total Stockholder's deficiency	(20,348)	(557)
Total Liabilities and Stockholder’s deficiency	$500	$500

See notes to consolidated financial statements.

Hemcure, Inc.
INTERIM STATEMENTS OF OPERATIONS
(A Development Stage Company)
(unaudited)

	Three Months Ended		Nine Months Ended		Cumulative February 1, 2005 (Date of Reinstatement) to
	March 31, 2007	March 31, 2006	March 31, 2007	March 31, 2006	March 31, 2007
Revenues	$-	$-	$-	$-	$-
General and Administrative Expenses	20,848	1,037	40,375	31,605	190,355

NET LOSS FROM OPERATIONS	(20,848)	(1,037)	(40,375)	(31,605)	(190,355)

NET LOSS BEFORE INCOME TAXES	(20,848)	(1,037)	(40,375)	(31,605)	(190,355)

PROVISION FOR INCOME TAXES	-	-	-	-	-

NET LOSS	$(20,848)	$(1,037)	$(40,375)	$(31,605)	$(190,355)

NET LOSS PER SHARE - BASIC and DILUTED	$(0.03125)	$(0.00184)	$(0.06673)	$(0.05633)

WEIGHTED AVERAGE OF COMMON SHARES
OUTSTANDING - BASIC and DILUTED	667,075	563,557	605,047	561,057

See notes to consolidated financial statements.

Hemcure, Inc.
INTERIM STATEMENTS OF CASH FLOWS
(A Development Stage Company)
(unaudited)

	Nine Months Ended		Cumulative February 1, 2005 (Date of Reinstatement) to
	March 31,	March 31,	March 31,
	2007	2006	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(40,375)	$(31,605)	$(190,355)
Adjustments to reconcile net loss to net cash provided
by (used) in operating activities:
Increase in Accrued Interest Payable		21,635	126,127
Accounts payable and accrued expenses	4,270	(4,150)	4,827
NET CASH PROVIDED BY (USED) IN OPERATING ACTIVITIES	(36,105)	(14,120)	(59,401)

CASH FLOWS FROM INVESTING ACTIVITIES:	-	-	-

CASH PROVIDED BY FINANCING ACTIVITIES:
Advances payable - related party	36,105	-	36,605
Advances from affiliates	-	5,600	7,296
Proceeds from sale of stock	-	-	16,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	36,105	5,600	59,901

NET DECREASE IN CASH	-	(8,520)	500

CASH, beginning of the period	500	8,721	-

CASH, end of the period	$500	$201	$500
Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$-	$-	$-
Cash paid for taxes	$-	$-	$-

Non-cash transactions:
Stock issued for related party payables	$20,584	$-	$20,584

See notes to consolidated financial statements.

Hemcure, Inc.
INTERIM STATEMENT OF STOCKHOLDERS' EQUITY
(A Development Stage Company)
(unaudited)

	Preferred Stock			Common Stock		Additional		Accumulated (Deficit) The During
	Number	Par Value		Number	Par Value	Paid-in Capital	Accumulated (Deficit)	Development Stage	Total
Balance, June 30, 2006		$		563,695	$5,637	$2,754,654	$(2,610,868)	$(149,980)	$(557)

Net loss three months ended September 30, 2006	-		-	-	-	-	-	(6,858)	(6,858)

Balance, September 30, 2006	-		$-	563,695	$5,637	$2,754,654	$(2,610,868)	$(156,838)	$(7,415)

Net loss three months ended December 31, 2006	-		-	-	-	-	-	(12,669)	(12,669)

Balance, December 31, 2006	-		$-	563,695	$5,637	$2,754,654	$(2,610,868)	$(169,507)	$(20,084)

Shares issued to retire Related Party Payable				206,829	2,068				2,068

Additional paid-in-capital						18,516			18,516

Net loss nine months ended March 31, 2007							-	(40,375)	(40,375)

Balance, March 31, 2007		$		770,524	$7,705	$2,773,170	$(2,610,868)	$(190,355)	$(20,348)

See notes to consolidated financial statements.

HEMCURE, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

March 31, 2007
(Unaudited)
(Stated in U.S. Dollars)

Note 1. Unaudited Financial Statements

The balance sheet as of March 31, 2007, the statements of operations for the three months and nine month periods ended March 31, 2007 and 2006, and the statements of cash flows for the nine month periods ended March 31, 2007 and 2006, have been prepared by Hemcure, Inc., a Nevada corporation (the “Company”) without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures, normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United State of America, have been condensed or omitted as allowed by such rules and regulations and the Company believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and changes in financial position at March 31, 2007 and for all periods presented, have been made.

It is suggested that these statements be read in conjunction with the June 30, 2006 audited financial statements and the accompanying notes included in the Company’s Annual Report on Form 10KSB as amended, filed with Securities and Exchange Commission.

Note 2. Basis of Presentation

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplates continuation of the Company as a going concern. However, the Company has sustained losses from operations and has net capital and working capital deficits, which raises substantial doubt about its ability to continue as a going concern. In view of these matters realization of certain of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to meet its financial requirements, raise additional capital, and the success of its future operations.

Management has opted to resume the filing of Securities and Exchange Commission (SEC) reporting documentation and then seek a business combination. Management believes that this plan provides an opportunity for the Company to continue as a going concern.

Note 3 Development Stage Company

Based upon the Company’s business plan, it is a development stage enterprise since planned principal operations have not yet commenced. Accordingly, the Company presents its financial statements in conformity with the accounting principles generally accepted in the United States of America that apply in establishing operating enterprises. As a development stage enterprise, the Company discloses the deficit accumulated during the development stage and the cumulative statements of operations and cash flows from commencement of development stage to the current balance sheet date. The development stage began in February 2005 when the Company was reinstated as a Minnesota corporation. In September 2006, the shareholders of the Company approved the merger of Hemcure, Inc., a Minnesota corporation (“Hemcure Minnesota”) into Hemcure, Inc., a Nevada corporation.

Note 4. Common Stock

The Company’s articles of incorporation, as amended, authorize the issuance of 20,000,000 shares of $0.01 par value preferred stock and 100,000,000 shares of $0.01 par value common stock. The Company initially issued 105,943 shares of its common stock for $61,800. During August 1987, the Company completed a public offering pursuant to a registration on Form S-18 under the Securities Act of 1933, in the offering to the public of 45,160 shares at $1.25 per unit totaling $987,877. Net proceeds to the Company after deducting costs of the offering of $128,423, amounted to $859,454. The Company cancelled 46 shares in conjunction with the canceling of employment agreement with one of their doctors. On April 7, 2005, the Company issued 400,000 shares of its common stock for $16,000 cash. Effective August 5, 2005, the note payable to a related party along with accrued interest was retired with the issuance of 12,500 shares of the Company’s common shares. Pursuant to a Stock Purchase Agreement, effective May 26, 2006, four of the Company’s shareholders sold 412,500 shares (Approximately 73.2% of the total issued and outstanding shares) of the Company’s common stock to an entity, resulting in a change in control of the Company.

Effective September 8, 2006, the Minnesota Secretary of State approved the merger of Hemcure, Inc., a Minnesota corporation (“Hemcure Minnesota”) into Hemcure, Inc., a Nevada corporation (“Hemcure Nevada”.) On July 28, 2006, the Board of Directors of Hemcure Minnesota adopted the Agreement and Plan of Merger. On August 17, 2006, the shareholders of Hemcure, Inc. adopted the Agreement and Plan of Merger, which was detailed in the proxy statement sent to shareholders on August 3, 2006. Such definitive proxy statement was filed with the Securities and Exchange Commission on August 3, 2006.

The Agreement and Plan of Merger set forth the following: 1) a change in domicile from the State of Minnesota to the State of Nevada; 2) the adoption of the Articles of Incorporation of Hemcure Nevada under the laws of the State of Nevada (as provided in the proxy materials;) 3) The issued and outstanding shares of common stock of Hemcure Minnesota automatically convert into the right to receive shares of Hemcure Nevada common stock at a ration of seventeen and one-half (17.5) shares of common stock of Hemcure Minnesota for one (1) share of Hemcure Nevada common stock; 4) the adoption of the bylaws of Hemcure Nevada under the laws of the State of Nevada (as provided in the proxy materials;) and 5) the persons presently serving as executive officers and directors of Hemcure Minnesota serve in their same respective positions with Hemcure Nevada. The NASDAQ stock market has effected the re-incorporation merger and reverse stock split at the opening of business on September 22, 2006. The new trading symbol for the Company on the OTCBB is HMCU.

Effective February 20, 2007, the Company issued 206,829 shares of common stock to a related party in exchange for payables totaling $20,584.

As of March 31, 2007, there were 770,524 shares of common stock of the Company issued and outstanding.

Note 5.  Significant Accounting Policies

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses for the reporting period. Actual results could differ from these estimates.

a) Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses for the reporting period. Actual results could differ from these estimates.

b) Financial Instruments

The carrying value of the Company’s financial instruments, consisting of cash, accounts payable and accrued liabilities approximate their fair value due to the short-term maturity of such instruments. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial statements.

c) Basic and Diluted Loss per Share

In accordance with SFAS No. 128 - "Earnings per Share", the basic loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include all possible common share equivalents as if they were all issued. At March 31, 2007, the Company has no outstanding common stock equivalents so basic and diluted losses per share are the same.

d) New Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, could have a material effect on the accompanying financial statements.

e) Stock-Based Compensation

The Company has not adopted a stock option plan and has not granted any stock options. Accordingly no stock-based compensation has been recorded to date.

Note 6.  RELATED PARTY TRANSACTIONS

At March 31, 2007, the majority shareholder, who is also the Company’s President, has advanced the Company working capital funds in the amount of $16,021. The related party payables are uncollateralized, non-interest bearing and have no stated term of repayment.

Note 7.  CHANGE IN CONTROL

Effective May 26, 2006, Synergy Business Consulting, LLC purchased 7,218,750 shares of common stock, or approximately 73.19% of the issued and outstanding common stock of the Company from four existing shareholders in a private transaction, resulting in a change in control of the Company.

Subsequent to the one (1) for seventeen and one half (17.5) reverse common stock split effective September 22, 2006, (the effective date of the reverse stock split per the NASDAQ stock market,) Synergy Business Consulting, LLC owned 412,500 shares of common stock or approximately 73.19% of the issued and outstanding common stock of the Company. The financial statements have been retroactively restated to reflect the one (1) for four (4) reverse common stock split.

Effective February 20, 2007, the Company issued 206,829 shares of common stock to Synergy Business Consulting, LLC in exchange for payables totaling $20,584. Subsequent to this stock issuance Synergy Business Consulting, LLC now owns 619,329 shares of the Company common stock or approximately 80.39% of the issued and outstanding common stock of the Company.

Note 8. EXCHANGE AGREEMENT

Effective February 16, 2007, the Company entered into an Agreement and Plan of Share Exchange (the “Exchange Agreement”) with AuraSound Inc., whereby the shareholders of AuraSound would exchange their shares for shares of common stock of the Company, not to exceed 11,505,305 shares of common stock of the Company. This Agreement and Plan of Share Exchange was Amended and Restated effective June 7, 2007. The Amended and Restated Agreement and Plan of Share Exchange which closed on June 7, 2007 resulted in the Company issuing warrants to various bridge lenders of the entity to purchase an aggregate of 3,200,000 shares of common stock at an exercise price of $1.00 per share, and to the placement agent, in connection with securing the bridge loans, a warrant to purchase 245,000 shares of common stock at an exercise price of $.80 per share. The closing of the Amended and Restated Agreement and Plan of Share Exchange was contingent on several conditions, including obtaining $10,000,000 in gross proceeds from a private placement of the Company’s common stock and warrants. In addition, in connection with the Amended and Restated Agreement and Plan of Share Exchange, at closing, all directors and officers of the Company in office immediately prior to the closing resigned. Arthur Liu was designated Chairman, President and CEO of post merger company, with the only other officer being a Vice President of Engineering. Two additional directors were appointed to the post merger board of directors. After the merger and the private placement, Arthur Liu retained 40.2% of the common shares issued and outstanding. On a fully diluted basis, Mr. Liu retained 20.5% due to the issuance of warrants and additional investment options, with RENN Capital and Vision Master Fund controlling 23.9% and 39.8% individually and 63.7% collectively.

HEMCURE, INC.

(A Development Stage Company)

FINANCIAL STATEMENTS

June 30, 2006

Report of Independent Registered Public Accounting Firm

Board of Directors
Hemcure, Inc.

We have audited the accompanying balance sheet of Hemcure, Inc., as of June 30, 2006, and the related statements of operations, stockholders' equity, and cash flows for the two years ended June 30, 2006 and 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hemcure, Inc. as of June 30, 2006, and the results of its operations and cash flows for the two years ended June 30, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1, the Company has sustained losses from operations, and has net capital and working capital deficits which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SCHUMACHER & ASSOCIATES, INC.

Denver, Colorado
September 19, 2006

HEMCURE, INC.
(A Development Stage Company)

BALANCE SHEET
June 30, 2006

Current Assets:
Cash in Checking Account	$500

TOTAL ASSETS	$500

LIABILITIES AND STOCKHOLDERS' (DEFICIT)
Current Liabilities:
Accounts Payable	$557
Accounts payable, related party	500

Total Current Liabilities	1,057

TOTAL LIABILITIES	1,057

Commitments and contingencies (Notes 1, 2, 4 and 5)

Stockholders' (DEFICIT):
Preferred stock, $.01 par value,
20,000,000 shares authorized,
none issued and outstanding	-
Common stock, $.01 par value
100,000,000 shares authorized,
563,695 issued and outstanding	5,637
Additional Paid In Capital	2,754,654
Accumulated (deficit)	(2,610,868)
Accumulated (deficit) during development stage	(149,980)

TOTAL STOCKHOLDERS' (DEFICIT)	(557)

TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT)	$500

The accompanying notes are an integral part of the financial statements.

HEMCURE, INC.
(A Development Stage Company)

STATEMENTS OF OPERATIONS

			For the
			Period from
			February 1,
			2005 (date of
			reinstatement)
	For the Year Ended		through
	June 30,	June 30,	June 30,
	2006	2005	2006

Revenues	$-	$-	$-

Expenses:
Interest Expense	21,635	240,964	126,127
Audit Fees	5,700	10,000	15,700
Attorney Fees	1,778	1,394	3,172
Transfer Agent Fees	794	756	1,550
Edgar Filing Expense	3,195	-	3,195
Other	107	129	236

Total Expenses	33,209	253,243	149,980

Net (Loss)	$(33,209)	$(253,243)	$(149,980)

Per Share	$(0.06)	$(1.04)	$(0.30)

Weighted Average Number of Shares
Outstanding	562,324	243,112	507,780

The accompanying notes are an integral part of the financial statements.

HEMCURE, INC.
(A Development Stage Company)

STATEMENT OF CHANGES IN STOCKHOLDERS' (DEFICIT)

For the Period from July 1, 2004 through June 30, 2006

					Accumulated
					(Deficit)
			Additional		during
	Common Stock		Paid-in	Accumulated	Development
	No. Shares	Amount	Capital	(Deficit)	Stage	Total

Balance at
July 1, 2004	151,057	1,511	859,384	(2,474,396)	—	(1,613,501)

Issuance of
common stock
for $.00228
per share	400,000	4,000	12,000	—	—	16,000

Net loss-
year ended
June 30, 2005	—	—	—	(136,472)	(116,771)	(253,243)

Balance at
June 30, 2005	551,057	5,511	871,384	(2,610,868)	(116,771)	(1,850,744)

Issuance of
Common stock
To retire
Note payable	12,500	125	1,875,975	—	—	1,876,100

Additional paid-
in capital	—	—	7,296	—	—	7,296

Rounding	138	1	(1)	—	—	—

Net loss-
Year ended
June 30, 2006	—	—	—	—	(33,209)	(33,209)

Balance at
June 30, 2006	563,695	$5,637	$2,754,654	$(2,610,868)	$(149,980)	$(557)

The accompanying notes are an integral part of the financial statements.

HEMCURE, INC.
(A Development Stage Company)

STATEMENTS OF CASH FLOWS
June 30, 2006
			For the
			Period from
			February 1,
			2005 (date of
			reinstatement)
	For the Year Ended		through
	June 30,	June 30,	June 30,
	2006	2005	2006

Cash Flows from Operating Activities:
Net (loss)	$(33,209)	$(253,243)	$(149,980)
Adjustments to reconcile net loss
To net cash used in operating activities:
Increase in Accrued Interest
payable	21,635	240,964	126,127
Increase (decrease) in Accounts
Payable	(4,443)	5,000	557

Net Cash (Used in) Operating
Activities	(16,017)	(7,279)	(23,296)

Cash Flows from Investing
Activities	—	—	—

Cash Flows from Financing
Activities
Issuance of common stock	—	16,000	16,000
Advance from affiliate	7,296	—	7,296
Loan from Principal	500	—	500

Net Cash Provided by Financing
Activities	7,796	16,000	23,796

Increase (Decrease) in Cash	(8,221)	8,721	500

Cash, Beginning of Period	8,721	—	—

Cash, End of Period	500	$8,721	$500

Interest Paid	$—	$—	$—

Income Taxes Paid	$—	$—	$—

The accompanying notes are an integral part of the financial statements.

HEMCURE, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
June 30, 2006

(1) Summary of Accounting Policies, and Description of Business

This summary of significant accounting policies of Hemcure, Inc. (Company), a "Development Stage Enterprise", is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles in the United States of America and have been consistently applied in the preparation of the financial statements.

(a) Organization and Description of Business

The Company was incorporated as Hemcure, Inc. in 1986 under the laws of the State of Minnesota.

On July 29, 1996, the Company was suspended from being a Minnesota corporation as a result of non-filing of required documents by the state of Minnesota. Since April 1, 1991, the Company has not engaged in any operations and has been dormant. Effective February, 2005, the Company revived its charter and commenced activities to become current in reporting with the SEC with the intention to become a publicly trading company. As disclosed in Note 6, subsequent to June 30, 2006, the Company merged with Hemcure, Inc., a Nevada Corporation, and changed its domicile to Nevada. See Note 6 for further disclosure.

(b) Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(c) Basic and Diluted Loss Per Share

In accordance with SFAS No. 128 - "Earnings Per Share", the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At June 30, 2006, the Company had no stock equivalents that were anti-dilutive and excluded in the earnings per share computation.

(d) Basis of Presentation - Going Concern

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplates continuation of the Company as a going concern. However, the Company has sustained losses from operations, and has net capital and working capital deficits, which raises substantial doubt about its ability to continue as a going concern.

In view of these matters, realization of certain of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financial requirements, raise additional capital, and the success of its future operations.

Management has opted to resume the filing of Securities and Exchange Commission (SEC) reporting documentation and then to seek a business combination. (See Note 5). Management believes that this plan provides an opportunity for the Company to continue as a going concern.

(e) Recent Accounting Pronouncements

There were various accounting standards and interpretations issued during 2005 and 2006, none of which are expected to a have a material impact on the Company's financial position, operations or cash flows.

(f) Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of temporary cash investments. The Company places its temporary cash investments with financial institutions. As of June 30, 2006, the Company did not have a concentration of credit risk since it had no temporary cash investments in bank accounts in excess of the FDIC insured amounts.

(g) Development Stage Enterprise

Based upon the Company's business plan, it is a development stage enterprise since planned principal operations have not yet commenced. Accordingly, the Company presents its financial statements in conformity with the accounting principles generally accepted in the United States of America that apply in establishing operating enterprises. As a development stage enterprise, the Company discloses the deficit accumulated during the development stage and the cumulative statements of operations and cash flows from commencement of development stage to the current balance sheet date. The development stage began when the Company revived its charter and commenced activities to become reporting with the Securities and Exchange Commission with the intention of becoming a publicly trading company.

(h) Risks and Uncertainties

The Company is subject to substantial business risks and uncertainties inherent in starting a new business. There is no assurance that the Company will be able to complete a business combination.

(i) Revenue Recognition

The Company has had no revenue to date.

(j) Cash and Cash Equivalents

The Company considers cash and cash equivalents to consist of cash on hand and demand deposits in banks with an initial maturity of 90 days or less.

(k) Fair Value of Financial Instruments

Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 107 ("SFAS 107"), "Disclosures About Fair Value of Financial Instruments." SFAS 107 requires disclosure of fair value information about financial instruments when it is practicable to estimate that value. The carrying amount of the Company's cash, cash equivalents, accounts payable-related party approximate their estimated fair values due to their short-term maturities.

 (l) Income Taxes

The Company records deferred taxes in accordance with Statement of Financial Accounting Standards (SFAS) 109, "Accounting for Income Taxes." The statement requires recognition of deferred tax assets and liabilities for temporary differences between the tax bases of assets and liabilities and the amounts at which they are carried in the financial statements, the effect of net operating losses, based upon the enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

(m) Other

The Company has selected June 30 as its fiscal year end.

The company has paid no dividends.

No advertising expense has been incurred.

The Company consists of one reportable business segment.

The Company has not entered into any leases.

(2) Income Taxes

Deferred income taxes arise from temporary timing differences in the recognition of income and expenses for financial reporting and tax purposes. The Company's deferred tax assets consist entirely of the benefit from net operating loss (NOL) carry forwards. The net operating loss carry forward if not used, will expire in various years through 2026, and is severely restricted as per the Internal Revenue code due to the change in ownership. The Company's deferred tax assets are offset by a valuation allowance due to the uncertainty of the realization of the net operating loss carryforwards and the change in control during the year ended June 30, 2006. Net operating loss carryforwards may be further limited by other provisions of the tax laws.

The Company's deferred tax assets, valuation allowance, and change in valuation allowance are as follows:

	Estimated		Estimated		Change in
	NOL	NOL	Tax Benefit	Valuation	Valuation	Net Tax
PerPeriod Ending	Carry-forward	Expires	from NOL	Allowance	Allowance	Benefit
JuneJune 30, 2005	12,279	2025	2,272	(2,272)	(2,272)	—
JuneJune 30, 2006	23,853	2026	4,413	(4,413)	(2,141)	—

Income taxes at the statutory rate are reconciled to the Company's actual income taxes as follows:

Income tax benefit at statutory rate resulting from net operating
Loss Loss carryforward	(15.0%)
State tax (benefit) net of Federal benefit	(3.5%)
Deferred income tax valuation allowance	18.5%

Actual tax rate	0%

(3) Common Stock Issued

The Company's articles of incorporation, as amended, authorize the issuance of 20,000,000 shares of $.01 par value preferred stock and 100,000,000 shares of $.01 par value common stock. The Company initially issued 105,943 shares of its common stock for $61,800. During August 1987, the Company completed a public offering pursuant to a registration on Form S-18 under the Securities Act of 1933, in the offering to the public of 45,160 shares at $1.25 per unit totaling $987,877. Net proceeds to the Company after deducting costs of the offering of $128,423, amounted to $859,454. The Company cancelled 46 shares in conjunction with the canceling of employment agreement with one of their doctors. On April 7, 2005 the Company issued 400,000 shares of its common stock for $16,000 cash. Effective August 5, 2005 the note payable to a related party along with accrued interest was retired with the issuance of 12,500 shares of the Company's common shares. Pursuant to a Stock Purchase Agreement, effective May 26, 2006, four of the Company's shareholders sold 412,500 shares (approximately 73.2% of the total issued and outstanding shares) of the Company's common stock to an entity, resulting in a change in control of the Company.

As disclosed in Note 6, subsequent to June 30, 2006, the Company merged with Hemcure, Inc., a Nevada Corporation, and the Company's common stock was converted at a ratio of seventeen and one-half (17.5) shares of common stock for one (1) share of Hemcure Nevada's common stock. All references in the accompanying financial statements to the number of common shares and per share amounts have been retroactively restated to reflect the reverse stock split.

(4) Note Payable
	June 30,	June 30,
	2005	2006

Note to a related party, including interest at the,	$0	$1,854,465
annual rate of 14%. The note was collateralized
By each and every right of the debtor to the
payment of money including accounts receivable.

Effective August 5, 2005, the note was converted into 12,500 shares of the Company's common stock.

Interest of $21,635 and $240,964 related to this note was expensed during the years ended June 30, 2006 and 2005, respectively.

(5) Related Party Transactions

On April 7, 2005 the Company issued 400,000 share of common stock for paid in capital of $16,000 cash, of this amount 375,000 shares of the Company's common stock were issued to three directors of the Company for paid in capital of $15,000 cash.

During January 2005, the rights in the $200,000 note payable by the Company was transferred from an entity to one of the Company's directors. During August 2005, the note was converted into 12,500 shares of the Company's common stock.

Pursuant to a Stock Purchase Agreement, effective May 26, 2006, four of the Company's shareholders sold 412,500 shares (approximately 73.2% of the total issued and outstanding shares) of the Company's common stock to an entity, resulting in a change in control of the Company.

During the year ended June 30, 2006, the Company's President advanced $500 to the Company. The advance is uncollateralized, bears no interest, and is due on demand.

The Company is provided legal services by a law firm in which the President of the Company is a member. No provision for these costs was provided at June 30, 2006 since it has been determined that they are immaterial.

The Company uses the offices of its President for its minimal office facility needs for no consideration. No provision for these costs has been provided since it has been determined that they are immaterial.

(6) Subsequent Events

Effective September 8, 2006, the Minnesota Secretary of State approved the merger of Hemcure, Inc., a Minnesota corporation ("Hemcure Minnesota") into Hemcure, Inc., a Nevada corporation ("Hemcure Nevada"). On July 28, 2006, the Board of Directors of Hemcure Minnesota adopted the Agreement and Plan of Merger. On August 17, 2006, the shareholders of Hemcure, Inc. adopted the Agreement and Plan of Merger, which was detailed in the proxy statement sent to shareholders on August 3, 2006. Such definitive proxy statement was filed with the Securities and Exchange Commission on August 3, 2006.

The Agreement and Plan of Merger set forth the following: 1) a change in domicile from the State of Minnesota to the State of Nevada; 2) the adoption of the Articles of Incorporation of Hemcure Nevada under the laws of the state of Nevada (as provided in the proxy materials); 3) the issued and outstanding shares of common stock of Hemcure Minnesota automatically convert into the right to receive shares of Hemcure Nevada Common Stock at a ratio of seventeen and one-half (17.5) shares of common stock of Hemcure Minnesota for one (1) share of Hemcure Nevada Common Stock; 4) the adoption of the bylaws of Hemcure Nevada under the laws of the state of Nevada (as provided in the proxy materials); and 5) the persons presently serving as executive officers and directors of Hemcure Minnesota serve in their same respective positions with Hemcure Nevada.

The NASDAQ stock market has effected the re-incorporation merger and reverse stock split at the opening of business on September 22, 2006. The new trading symbol for the Company on the OTCBB is HMCU.

AURA SOUND, INC.

FINANCIAL STATEMENTS

As of February 28, 2007 and For the Eleven Months Ended
February 28, 2007 and 2006

21

AURASOUND, INC.
BALANCE SHEET
February 28, 2007
(Unaudited)

ASSETS

Current Assets
Cash and cash equivalents	$19,952
Accounts receivable, net	305,335
Inventories	178,656
Advances to vendors	2,177,509
Total Assets	$2,681,452

LIABILITIES AND STOCKHOLDER'S DEFICIT

Current Liabilities
Accounts payable	$477,173
Accrued expenses	713,677
Notes payable	2,638,000
Other current liabilities	200,000
Note payable - related party	8,000
Total Current Liabilities	4,036,850

Note payable-related party	3,414,905

Total Liabilities	7,451,755

Stockholder's Deficit
Common stock, $0.001 par value, authorized shares
100,000,000; issued and outstanding 12,652,076	12,652
Paid-in capital	23,349
Accumulated deficit	(4,806,304)
Total Stockholder's deficit	(4,770,303)

Total Liabilities and Stockholder's Deficit	$2,681,452

The accompanying notes are an integral part of these unaudited financial statements

AURASOUND, INC.
STATEMENTS OF OPERATIONS
FOR THE ELEVEN MONTH PERIODS ENDED FEBRUARY 28, 2007 AND 2006
(Unaudited)

	2007	2006
Net Revenue	$2,178,471	$1,238,129

Cost of sales	1,650,964	989,658

Gross profit	527,507	248,471

Operating expenses
Research & development	785,851	372,481
General and administrative expenses	1,028,191	353,745
Total operating expenses	1,814,042	726,226

Loss from operations	(1,286,535)	(477,755)

Other Expense
Interest expense	286,031	155,687
Other expenses	256,863	224,019
Total Other Expense	542,894	379,706

Net Loss	$(1,829,429)	$(857,461)

Basic & diluted net loss per share	$(0.25)	$(0.08)

Weighted average shares of share capital outstanding
- basic & diluted	7,318,799	10,647,071

Weighted average of dilutive securities has not been taken since the effect of dilutive securities is anti dilutive

The accompanying notes are an integral part of these unaudited financial statements

AURASOUND, INC.
STATEMENTS OF CASH FLOWS
FOR THE ELEVEN MONTH PERIODS ENDED FEBRUARY 28, 2007 AND 2006
(Unaudited)

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,829,429)	$(857,461)
Adjustments to reconcile loss to net cash
used in operating activities:
Stock issued as compensation	36,000	-
(Increase) / decrease in assets:
Accounts receivable	7,712	(16,927)
Inventories	(33,709)	(163,281)
Advance to vendors	(2,177,509)	10,000
Increase / (decrease) in liabilities:
Accounts payable	(222,063)	522,994
Accrued expenses	651,690	461,671
Other liabilities	200,000	-
Advance from customer	-	60,000

Net cash used in operations	(3,367,308)	16,996

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds on note	2,638,000	-
Proceeds on loan from a related party	745,864	12,253

Net cash provided by financing activities	3,383,864	12,253

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	16,556	29,249

CASH AND CASH EQUIVALENTS, BEGINNING BALANCE	3,396	3,076

CASH AND CASH EQUIVALENTS, ENDING BALANCE	$19,952	$32,325

SUPPLEMENTAL DISCLOSURES:

Cash paid during the year for:
Interest paid	$-	$-
Income tax paid	$-	$-

The accompanying notes are an integral part of these unaudited financial statements

NOTE 1 - ORGANIZATION AND OPERATIONS

General

Algo Sound, Inc., dba, Aura Sound, ("Aura" or the "Company") a California corporation, was founded on July 28, 1999 to engage in the development, commercialization, and sales of products, systems, and components, using its patented and proprietary electromagnetic technology.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Unaudited Interim Financial Information

The accompanying unaudited financial statements have been prepared by the Company in conformity with generally accepted accounting principles for interim financial reporting. The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments) which are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and footnote disclosures normally present in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with the audited financial statements and footnotes included in the Company’s Annual Report. The results of the eleven month period ended February 28, 2007 are not necessarily indicative of the results to be expected for the full years ending March 31, 2007.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and disclosures made in the accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash in hand and cash in time deposits, certificates of depoaits and all highly liquid debt instruments with original maturity of three months or less. .

Accounts Receivable

The company maintains an allowance for uncollectible accounts receivable to estimate the risk of extending credit to customers and distributors. The allowance is estimated based on the customer or distributor's compliance with our credit terms, the financial condition of the customer or distributor and collection history where applicable. Additional allowances could be required if the financial condition of our customers or distributors were to be impaired beyond our estimates. As of February 28, 2007 and 2006, the allowance for doubtful debts amounted to $143,293 and $10,216, respectively

Inventories

Inventories are valued at the lower of cost (first-in, first-out) or market.

Property, Plant, and Equipment

Property, plant, and equipment, including leasehold improvements, are recorded at cost, less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets as follows:

Buildings	40 years
Machinery and equipment	5 to 10 years
Furniture and fixtures	7 years

Improvements to leased property are amortized over the lesser of the life of the lease or the life of the improvements. Amortization expense on assets acquired under capital leases is included with depreciation and amortization expense on owned assets. The Company did not have any property, plant and equipment as of February 2007 and 2006, as the Company utilizes the facility owned by a related party.

Maintenance and minor replacements are charged to expense as incurred. Gains and losses on disposals are included in the results of operations.

Revenue Recognition

The Company’s revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. Our management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed.

Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed

Basic and diluted net loss per share

In accordance with SFAS No. 128, “Earnings Per Share,” the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. At February 28, 2007 and 2006, the Company had no potential dilutive securities outstanding (See Note 5).

Stock-based compensation

Effective January 1, 2006, the Company adopted Statement No. 123R, Share-Based Payment (SFAS 123R), which requires companies to measure and recognize compensation expense for all stock-based payments at fair value. SFAS 123R is being applied on the modified prospective basis. Prior to the adoption of SFAS 123R, the Company accounted for its stock-based compensation plans under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, and accordingly, recognized no compensation expense related to the stock-based plans. Under the modified prospective approach, SFAS 123R applies to new awards and to awards that were outstanding on January 1, 2006 that are subsequently modified, repurchased or cancelled.

In compliance with FAS No. 148, for the fiscal year 2005, the Company elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation plan as defined by APB No. 25.

The Company did not grant any options during the eleven month periods ended February 28, 2007 and 2006. At February 28, 2007 and 2006, there were no options outstanding; therefore the pro forma disclosure to be presented in accordance with SFAS No. 123 is not applicable.

New Accounting Pronouncements

In September 2006, FASB issued SFAS 158 ‘Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)’ This Statement improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements:

*	A brief description of the provisions of this Statement

*	The date that adoption is required

*	The date the employer plans to adopt the recognition provisions of this Statement, if earlier.

*
The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The management is currently evaluating the effect of this pronouncement on financial statements.

In February 2007, FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. FASB 159 is effective for fiscal years beginning after November 15, 2007. Early adoption is permitted subject to specific requirements outlined in the new Statement. Therefore, calendar-year companies may be able to adopt FASB 159 for their first quarter 2007 financial statements.

The new Statement allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item's fair value in subsequent reporting periods must be recognized in current earnings. FASB 159 also establishes presentation and disclosure requirements designed to draw comparison between entities that elect different measurement attributes for similar assets and liabilities. The management is currently evaluating the effect of this pronouncement on financial statements.

In March 2007, the Emerging Issues Task Force (“EITF”) reached a consensus on issue number 06-10, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Collateral Assignment Split-Dollar Life Insurance Arrangements,” (“EITF 06-10”). EITF 06-10 provides guidance to help companies determine whether a liability for the postretirement benefit associated with a collateral assignment split-dollar life insurance arrangement should be recorded in accordance with either SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions” (if, in substance, a postretirement benefit plan exists), or Accounting Principles Board Opinion No. 12 (if the arrangement is, in substance, an individual deferred compensation contract). EITF 06-10 also provides guidance on how a company should recognize and measure the asset in a collateral assignment split-dollar life insurance contract. EITF 06-10 is effective for fiscal years beginning after December 15, 2007 (Novell’s fiscal 2008), though early adoption is permitted. The management is currently evaluating the effect of this pronouncement on financial statements.

NOTE 2 - INVENTORIES

Inventories at February 28, 2007 and 2006 consisted of the following:

2007

Raw materials	$23,023
Finished goods	155,633

Total	$178,656

NOTE 3- ADVANCE TO VENDORS

The Company’s primary vendor is located in Guangdong China. During the eleven months ended February 28, 2007 and 2006, the Company participated in various transactions with the vendor including: receipt of commissions on certain third party purchases from the vendor; purchasing and consigning to the vendor certain parts and supplies not available in China; trade account purchases; and, advance payments on certain manufactured products. Advances to vendors amounted to $2,177,509 as of February 28, 2007.

NOTE 4- NOTES PAYABLE-RELATED PARTY

Note payable of $8,000 as of February 28, 2007 and $38,000 as of February 28, 2006 consists of a payable to the sole shareholder of the Company. The note bears interest at 8%, is unsecured & due on March 31, 2009. Interest expense for the eleven month periods ended February 28, 2007 and 2006 was $2,653 and $507, respectively.

The Long term note payable at February 28, 2007 and 2006 consists of various notes to an entity under common ownership bearing interest at 8% per annum, with principal and interest due on March 31, 2009. The Company accrued interest of $253,882 and $155,180 during the eleven month periods ended February 28, 2007 and 2006, respectively.

NOTE 5- NOTES PAYABLE

During the eleven months ended February 28, 2007, the Company raised notes payables of $688,000 payable to certain investors. The notes are secured against the assets of the Company pursuant to a security agreement. All the notes bear interest at the rate of 9% per annum with the principal and interest due on demand. The Company accrued interest of $37,811 on these notes during the eleven month period ended February 28, 2007. During the period January 2007 through February 2007, the Company raised bridge financing from four lendors totaling $1,950,000. These notes bear interest at 12% and are due at various dates in 2007. In conjunction with these notes, the Company agreed to cause the merger agreement with a Public Company to include a covenant of the Public Company that it will issue to the Lender at the closing of the Merger a common stock purchase warrant in the form and substance reasonably acceptable to the Lender and the Company. The warrants shall be issued five-year warrants to purchase 2,450,000 common shares at $1.00. The Company accrued interest of $28,548 during the period ended February 28, 2007. Of these Bridge Loans, $1,750,000 were personally guaranteed by Arthur Lin.

NOTE 6- STOCKHOLDERS' EQUITY

Common Stock

At December 31, 2005, the Company had 1,000 shares of $0.001 par value common stock authorized, issued and outstanding. In November 2006, the Company increased the total authorized shares to 100,000,000. In that connection,, the Board of Directors authorized the cancellation of prior certificates held by the Founder and the issuance of 10,647,071 replacement shares at par value, effectuating a forward split of 1:10,647. All per share data including earnings per share has been retroactively restated to reflect the effect of issuance of replacement shares. In November 2006, the Company issued to certain consultants 2,005,005 shares of common stock as full compensation for their services. The fair value of the services rendered was $36,000.

NOTE 7- GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, during the eleven month periods ended February 28, 2007 and 2006, the Company incurred losses of $1,792,429 and $857,461, respectively. The Company had an accumulated deficit of $4,806,304 as of February 28, 2007. If the Company is unable to generate profits and unable to continue to obtain financing for its working capital requirements, it may have to curtail its business sharply or cease business altogether.

The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to retain its current financing, to obtain additional financing, and ultimately to attain profitability.

The Company is in the process of completing a reverse merger into a public entity. The Company anticipates finalizing this transaction on June 7, 2007, and expects to raise in excess of $12 million which will be used to repay certain bridge financing and to fund the Company’s working capital needs. The Company believes this will be sufficient to allow the Company to execute its business plan and begin to generate sufficient positive cash flow to fund its ongoing operations.

NOTE 8- RELATED PARTY

During each of the eleven month periods ended February 28, 2007 and 2006, the company paid $44,000 as compensation to an employee related to the sole shareholder of the company.

Also, the company accrued $220,000, as management fee, for each of the two eleven month periods ended February 28, 2007 and 2006 to an entity under common ownership for the services provided by them. The Company also accrued $45,641 and $44,706 during the eleven month periods ended February 28, 2007 and 2006 to the same entity for rent as they shared the office space with the related entity. The rent allocation is 40% of the rent payable by the related entity to its landlord, which has the following rent commitment:

Years ended	Amount
December 31, 2007	$130,418
December 31, 2008	$77,392

The lease will expire on July 31, 2008.

NOTE 9- SUBSEQUENT EVENTS

On April 2, 2007, we entered into a bridge loan agreement whereby we borrowed $500,000 from one lender as a short-term bridge loan. Bridge loans totaling $2,450,000 plus accrued interest were repaid on June 7, 2007.

On June 7, 2007, the Company completed its merger with Hemcure, Inc. whereby all issued and outstanding shares of the Company prior to the merger were acquired in a stock for stock exchange and the Company became a wholly-owned subsidiary of Hemcure, Inc. Concurrently therewith, the Company completed the initial closing on a $12 million securities offering.

ALGO SOUND, INC. dba AURA SOUND

FINANCIAL STATEMENTS

YEARS ENDED MARCH 31, 2006 & 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Algo Sound, Inc.

We have audited the accompanying balance sheets of Algo Sound, Inc. (a California corporation) as of March 31, 2006 and March 31, 2005, and related statements of operations, stockholder’s deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Algo Sound, Inc. as of March 31, 2006 and 2005, and the related statements of operations, stockholder’s deficit, and cash flows for the years ended March 31, 2006 and 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. During the year ended March 31, 2006 and 2005, the Company incurred net losses of $942,940 and $990,824, respectively. In addition, the Company had negative cash flow in operating activities amounting $37,680 and $26,188, respectively in the years ended March 31, 2006 and 2005. These factors, among others, as discussed in Note 7 to the consolidated financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 7. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Kabani & Company, Inc.
Certified Public Accountants

Los Angeles, California
August 29, 2006

ALGO SOUND, INC. DBA AURA SOUND
BALANCE SHEETS
MARCH 31, 2006 AND 2005

	2006	2005
ASSETS
Current Assets
Cash and cash equivalents	$3,396	$3,076
Accounts receivable, net	313,047	166,617
Inventories	144,947	70,916

Total Assets	$461,390	$240,609

LIABILITIES AND STOCKHOLDER'S DEFICIT

Current Liabilities
Accounts payable	$699,236	$200,068
Accrued expenses	61,584	43,938
Total Current Liabilities	760,820	244,006

Note payable-related party	2,677,442	2,030,535

Total Liabilities	3,438,262	2,274,541

Stockholder's Deficit
Common stock, $0.001 par value, 1,000 shares
authorized, issued and outstanding	1	1
Accumulated deficit	(2,976,873)	(2,033,933)
Total Stockholder's deficit	(2,976,872)	(2,033,932)

Total Liabilities and Stockholder's Deficit	$461,390	$240,609

The accompanying notes are an integral part of these financial statements.

ALGO SOUND, INC. DBA AURA SOUND
ALGO SOUND, INC. DBA AURA SOUND
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED MARCH 31, 2006 AND 2005

	2006	2005
Net Revenue	$1,680,813	$1,331,889

Cost of sales	1,250,265	943,081

Gross profit	430,548	388,808

Operating expenses
Research & development	451,534	394,877
General and administrative expenses	485,314	618,048
Total operating expenses	936,848	1,012,925

Loss from operations	(506,300)	(624,117)

Other Expense
Other income
Interest expense	191,620	150,976
Other expenses	245,020	215,731

Total Other Expense	436,640	366,707

Net Loss	$(942,940)	$(990,824)

Basic & diluted net income (loss) per share	$(942.94)	$(990.82)

Weighted average shares of share capital outstanding
- basic & diluted	1,000	1,000

Weighted average of dilutive securities has not been taken since the effect of dilutive securities is anti dilutive

The accompanying notes are an integral part of these financial statements

ALGO SOUND, INC. DBA AURA SOUND
STATEMENT OF STOCKHOLDER'S DEFICIT
FOR THE FISCAL YEARS ENDED MARCH 31, 2006 AND 2005

				Total
		Capital Stock	Accumulated	Stockholder's
	Shares	Amount	Deficit	Deficit
Balance April 1, 2005	1,000	$1	$(1,043,109)	$(1,043,108)

Net loss for the fiscal year ended March 31, 2005		-	(990,824)	(990,824)

Balance March 31, 2005	1,000	1	(2,033,933)	(2,033,932)

Net loss for the fiscal year ended March 31, 2006		-	(942,940)	(942,940)

Balance March 31, 2006	1,000	$1	$(2,976,873)	$(2,976,872)

The accompanying notes are an integral part of these financial statements

ALGO SOUND, INC. DBA AURA SOUND
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED MARCH 31, 2006 AND 2005

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(942,940)	$(990,824)

Adjustments to reconcile net loss to net cash
used in operating activities:
Bad debts	57,755	10,216
Expenses paid by note	608,907	1,068,852

(Increase) / decrease in assets:
Accounts receivable	(204,185)	(120,671)
Inventories	(74,031)	51,754
Increase / (decrease) in liabilities:
Accounts payable	499,168	(48,939)
Accrued expenses	17,646	3,424

Net cash used in operations	(37,680)	(26,188)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds on loan from a related party	38,000	-

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	320	(26,188)

CASH AND CASH EQUIVALENTS, BEGINNING BALANCE	3,076	29,264

CASH AND CASH EQUIVALENTS, ENDING BALANCE	$3,396	$3,076

SUPPLEMENTAL DISCLOSURES:

Cash paid during the year for:

Interest paid	$-	$-

Income tax paid	$-	$-

The accompanying notes are an integral part of these financial statements

NOTE 1 - ORGANIZATION AND OPERATIONS

General

Algo Sound, Inc., dba, Aura Sound, ("Aura" or the "Company") a California corporation, was founded on July 28, 1999 to engage in the development, commercialization, and sales of products, systems, and components, using its patented and proprietary electromagnetic technology.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and disclosures made in the accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash in hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable

The company maintains an allowance for uncollectible accounts receivable to estimate the risk of extending credit to customers and distributors. The allowance is estimated based on the customer or distributor's compliance with our credit terms, the financial condition of the customer or distributor and collection history where applicable. Additional allowances could be required if the financial condition of our customers or distributors were to be impaired beyond our estimates. As of March 31, 2006 and 2005, the allowance for doubtful debts amounted to $67,971 and $10,216, respectively.

Inventories

Inventories are valued at the lower of cost (first-in, first-out) or market. Appropriate consideration is given to deterioration, obsolescence and other factors in evaluating net realizable value.

Property, Plant, and Equipment

Property, plant, and equipment, including leasehold improvements, are recorded at cost, less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets as follows:

Buildings	40 years
Machinery and equipment	5 to 10 years
Furniture and fixtures	7 years

Improvements to leased property are amortized over the lesser of the life of the lease or the life of the improvements. Amortization expense on assets acquired under capital leases is included with depreciation and amortization expense on owned assets. The Company did not have any property, plant and equipment as of March 31, 2006 and 2005, as the Company utilizes the facility leased by a related party.

Maintenance and minor replacements are charged to expense as incurred. Gains and losses on disposals are included in the results of operations.

Valuation of Long-Lived Assets

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations for a Disposal of a Segment of a Business.” The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash, accounts receivable and other receivables arising from our normal business activities. We place our cash in what we believe to be credit-worthy financial institutions. We have a diversified customer base. We control credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

Revenue Recognition

The Company’s revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured.

Comprehensive Income

The Company utilizes Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting comprehensive income and its components in a financial statement. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments and unrealized gains and losses on available-for-sale securities. Comprehensive income is not presented in the Company's financial statements since the Company did not have any of the items of comprehensive income in any period presented.

Advertising Expense

Advertising costs are charged to expense as incurred and were immaterial for the years ended March 31, 2006 and 2005.

Research and Development

Research and development costs are expensed as incurred.

Income Taxes

The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company has significant income tax net operating losses; however, due to the uncertainty of the realizability of the related deferred tax asset, a reserve equal to the amount of deferred income taxes has been established at March 31, 2006 and 2005.

Fair Value of Financial Instruments

Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for assets and liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Segment Reporting

Statement of Financial Accounting Standards No. 131 (“SFAS 131”), “Disclosure About Segments of an Enterprise and Related Information” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. SFAS 131 has no effect on the Company’s financial statements as the Company consists of one reportable business segment as of March 31, 2006 and 2005.

Risks and Uncertainties

The Company is subject to substantial risks from, among other things, intense competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history and the volatility of public markets.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. Our management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed. Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

Basic and diluted net loss per share

In accordance with SFAS No. 128, “Earnings Per Share,” the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. At September 30, 2005 and 2004, the Company had no potential dilutive securities outstanding.

Stock-based compensation

SFAS No. 123, “Accounting for Stock-Based Compensation,” establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered. The statement also permits companies to elect to continue using the current intrinsic value accounting method specified in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” to account for stock-based compensation. The Company has elected to use the intrinsic value based method and has disclosed the pro forma effect of using the fair value based method to account for its stock-based compensation issued to employees. For options granted to employees where the exercise price is less than the fair value of the stock at the date of grant, the Company recognizes an expense in accordance with APB 25.

For non-employee stock based compensation the Company recognizes an expense in accordance with SFAS No. 123 and values the equity securities based on the fair value of the security on the date of grant or the value of services, whichever is more determinable. For stock-based awards the value is based on the market value for the stock on the date of grant and if the stock has restrictions as to transferability a discount is provided for lack of tradability. Stock option awards are valued using the Black-Scholes option-pricing model.

At March 31, 2006 and 2005, there were no options outstanding; therefore the pro forma disclosure to be presented in accordance with SFAS No. 123 is not applicable.

New Accounting Pronouncements

In December 2004, the FASB issued FASB Statement No. 123R, "Share-Based Payment, an Amendment of FASB Statement No. 123" ("FAS No. 123R"). FAS No. 123R requires companies to recognize in the statement of operations the grant- date fair value of stock options and other equity-based compensation issued to employees. FAS No. 123R is effective beginning in the Company's second quarter of fiscal 2006. The Company does not expect the adoption of FAS No. 123R to have a material impact on its financial position, results of operations or cash flows.

In May 2005, the FASB issued FASB Statement No. 154, "Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3". This statement replaces APB Opinion No. 20, "Accounting Changes", and FASB Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements", and changes the requirements for the accounting for and reporting of a change in accounting principle. This statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This statement is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. Management believes the adoption of this pronouncement will not have a material effect on our financial statements.

In June 2005, the FASB ratified the EITF consensus to amend EITF No. 96-16, "Investor's Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholders Have Certain Approval or Veto Rights". The EITF agreed to amend the Protective Rights section of this consensus, as well as Example of Exhibit 96-16A, to be consistent with the consensus reached in Issue No. 04-5, "Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similarly Entity When the Limited Partners Have Certain Rights." The provisions of this amendment should be applied prospectively to new investments and to investment agreements that are modified after June 29, 2005. Management believes the adoption of this pronouncement will not have a material effect on our financial statements.

In June 2005, the EITF reached consensus on Issue No. 05-6, Determining the Amortization Period for Leasehold Improvements ("EITF 05-6.") EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05-6 will be applied prospectively and is effective for periods beginning after June 29, 2005. EITF 05-6 is not expected to have a material effect on its financial position or results of operations.

In February 2006, FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments". SFAS No. 155 amends SFAS No 133, "Accounting for Derivative Instruments and Hedging Activities", and SFAF No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company's first fiscal year that begins after September 15, 2006. The Company has not evaluated the impact of this pronouncement its financial statements.

In March 2006 FASB issued SFAS 156 'Accounting for Servicing of Financial Assets' this Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:

1.	Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract.

2.	Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.

3.	Permits an entity to choose 'Amortization method' or Fair value measurement method' for each class of separately recognized servicing assets and servicing liabilities.

4.
At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity's exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.

5.
Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. An entity should adopt this Statement as of the beginning of its first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the financial statement.

In September 2006, FASB issued SFAS 157 ‘Fair Value Measurements’. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The management is currently evaluating the effect of this pronouncement on financial statements.

In September 2006, FASB issued SFAS 158 ‘Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)’ This Statement improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements:

A brief description of the provisions of this Statement

*	The date that adoption is required

*	The date the employer plans to adopt the recognition provisions of this Statement, if earlier.

*
The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year- end statement of financial position is effective for fiscal years ending after December 15, 2008. The management is currently evaluating the effect of this pronouncement on financial statements.

NOTE 3 - INVENTORIES

Inventories at March 31, 2006 and 2005 consisted of the following:

	2006	2005

Raw materials	$7,291	$4,740
Finished goods	137,656	66,176

Total	$144,947	$70,916

NOTE 4- NOTES PAYABLE -RELATED PARTY

Note payable of $38,000 as of March 31, 2006 consists of payable to the sole shareholder of the Company. The note bears interest at 8%, is unsecured & due on March 31, 2009. Interest expense for the year ended March 31, 2006 was $1,520.

Long term note payable at March 31, 2006 and 2005 consists of notes to an entity under common ownership bearing interest at 8% per annum, with principal and interest due on March 31, 2009. Interest expense for the years ended March 31, 2006 and 2005 amounted to $190,100 and $150,976, respectively.

NOTE 5- STOCKHOLDERS' EQUITY

Common Stock

At March 31, 2006 and 2005, the Company had 1,000 shares of par value $0.001 common stock authorized, issued and outstanding.

NOTE 6- INCOME TAXES

The Company has not incurred any income tax expense since inception. The actual tax benefit differs from the expected tax benefit computed by applying the United States corporate tax rate of 40% to loss before income taxes as follows for the years ended March 31, 2006 and 2005:

	2006	2005

Expected tax benefit	34.0%	34.0%
State income taxes, net of federal benefit	6.0	6.0
Changes in valuation allowance	(40.0)	(40.0)
Total	-%	-%

The following table summarizes the significant components of the Company's deferred tax asset at March 31, 2006, and 2005:

	2006	2005
Deferred tax asset:
Net operating loss carryforward	$8,191,060	$7,813,900
Valuation allowance	(8,191,060)	(7,813,900)
Net deferred tax asset	$—	$—

The Company recorded an allowance of 100% for its net operating loss carryforward due to the uncertainty of its realization.

A provision for income taxes has not been provided in these financial statements due to the net loss. At March 31, 2006, the Company had net operating loss carryforwards of approximately $20,477,000, which expire through March 31, 2021.

NOTE 7- GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, during the years ended March 31, 2006 and 2005, the Company incurred losses of $942,940 and 990,824, respectively. The Company had an accumulated deficit of $2,976,873 as of March 31, 2006. If the Company is unable to generate profits and unable to continue to obtain financing for its working capital requirements, it may have to curtail its business sharply or cease business altogether.

The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to retain its current financing, to obtain additional financing, and ultimately to attain profitability.

The Company is in the process of completing a reverse merger into a public entity. The Company anticipates finalizing this transaction prior to December 31, 2006, and expects to raise in excess of $10 million which will be used to fund the Company’s working capital needs. The Company believes this will be sufficient to allow the Company to execute its business plan and begin to generate sufficient cash flow to fund its ongoing operations.

NOTE 8- RELATED PARTY

During each of the years ended March 31, 2006 and 2005, the company paid $48,000 as compensation to an employee related to the sole shareholder of the company.

Also, the company accrued $240,000, as management fee, for each of the two years ended March 31, 2006 and 2005 to an entity under common ownership for the services provided by them. The Company also accrued $49,542 and $48,094 during the two years ended March 31, 2006 and 2005 to the same entity for rent as they shared the office space with the related entity. The rent allocation is 40% of the rent payable by the related entity to its landlord, which has the following rent commitment:

Amount
Year ended
March 31, 2007	$127,560
March 31, 2008	131,384
March 31, 2009	$44,224

The lease will expire on August 31, 2008.

NOTE 9- MAJOR CUSTOMERS AND MAJOR VENDORS

There was one major customer of the Company during the year ended March 31, 2006 which accounted for 47% of the sales. The receivable due from the Customer as of March 31, 2006 was $201,840. There was one major vendor of the Company during the year ended March 31, 2006 which accounted for 96% of the purchases of the Company. As of March 31, 2006, there was no payable due to the vendor.

There was one major customer of the Company during the year ended March 31, 2005 which accounted for 37% of the sales. There was no receivable due from the customer as of March 31, 2005. There was one major vendor of the Company during the year ended March 31, 2005 which accounted for 96% of the purchases of the Company. As of March 31, 2005, there was $959,561 payable due to the vendor

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

We are a Nevada corporation and certain provisions of the Nevada Revised Statutes (the “NRS”) and our Articles of Incorporation provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which indemnification is provided is discussed below, but this description is qualified in its entirety by reference to our Articles of Incorporation and to the statutory provisions.

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a) is not liable pursuant to Nevada Revised Statute 78.138 (a breach of fiduciary duty involving intentional misconduct, fraud, or knowing violation of the law); or

(b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In addition, Section 78.7502 permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)   is not liable pursuant to Nevada Revised Statute 78.138 ; or

(b)   Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, the corporation is required to indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Section 78.752 of the Nevada Revised Statutes allows a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Other financial arrangements made by the corporation pursuant to Section 78.752 may include the following:

☐	the creation of a trust fund.

☐	the establishment of a program of self-insurance.

☐	the securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

☐	the establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to Section 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to an undertaking to repay the amount if it is determined by a court that the indemnified party is not entitled to be indemnified by the corporation, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a) by the stockholders;

(b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Article XI of our Articles of Incorporation requires us to indemnify all of our directors, officers, employees and agents to the fullest extent permitted by Nevada law as provided within NRS 78.7502 and NRS 78.751 or any other law then in effect or as it may hereafter be amended. Pursuant to our Articles of Incorporation, we must indemnify each present and future director, officer, employee or agent who becomes a party or is threatened to be made a party to any suit or proceeding, whether pending, completed or merely threatened, and whether said suit or proceeding is civil, criminal, administrative, investigative, or otherwise, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of we or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including, but not limited to, attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suite, proceeding or settlement, provided such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to our best interest of and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The expenses of our directors, officers, employees or agents of incurred in defending a civil or criminal action, suit or proceeding may be paid by us as they are incurred and in advance of the final disposition of the action if the director, officer, employee or agent undertakes to repay the expenses to us if it is ultimately determined by a court, after exhaustion of all appeals, that he is not entitled to be indemnified. No indemnification shall be provided and any advancement of expenses to or on behalf of any director, officer, employee or agent must be returned to us if a final adjudication establishes that the person’s acts or omissions involved a breach of any fiduciary duties and, if applicable, intentional misconduct, fraud or knowing violation of the law which was material to the cause of action.

Indemnification may also be granted pursuant to the terms of agreements which may be entered in the future or pursuant to a vote of stockholders or directors. We may purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a capacity, and such a policy may be obtained by us in the future.

A stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are as follows:

SEC Registration Fee	$1,914
Blue Sky Fees and Expenses	5,000
Legal Fees and Expenses	125,000
Accounting Fees and Expenses	95,000
Printing and Engraving	3,000
Miscellaneous	5,000

TOTAL	$234,914

Item 26. Recent Sales of Unregistered Securities.

With respect to all of the transactions listed below, we relied on the exemption provided by Section 4(2) of the Securities Act.

On April 7, 2005 we issued 400,000 shares of our common stock for paid in capital of $16,000 cash. 375,000 of such shares were issued to three of our directors for paid in capital of $15,000.

During August 2005, a $200,000 note payable by the Company was converted into 12,500 shares of our common stock.

On February 20, 2007 Next Stage Investments, LLC, an affiliate of GP Group, LLC, our placement agent for our private placement of units with an initial closing date of June 7, 2007, purchased 1,229,476 shares of our common stock at a price of $0.01 per share.

On February 20, 2007 Synergy Business Consulting, Inc., our former majority shareholder controlled by Bartley J. Loethen, our former sole officer and director, purchased 206,829 shares of our common stock at a price of $0.01 per share.

On June 7, 2007, we issued 12,900,000 shares of our common stock and five-year warrants to purchase 12,900,000 shares of our common stock at an exercise price of $1.50 per share to 15 investors, included as selling shareholders on pages 28 through 31, in connection with our private offering of 12,900,000 units at a price of $1.00 per unit, each unit consisting of one share of our common stock and a five-year warrant to purchase one shares of our common stock at an exercise price of $1.50 per share. We agreed to register with the SEC all of the foregoing shares of our common stock and shares of our common stock underlying the foregoing warrants. This registration statement is intended to satisfy these obligations and is intended to register such shares. . Investors who purchased at least $3,000,000 of such units have the option to purchase such number of additional units equal to 50% of the dollar amount invested by such investor at a price of $1.35 per unit for a period of 12 months from the initial closing date of the private placement, which required us to reserve 8,888,888 shares of our common stock underlying such options.

On June 7, 2007, we consummated a share exchange of our common stock and acquired 100% of the issued and outstanding capital stock of AuraSound, Inc. pursuant to an Amended and Restated Agreement and Plan of Share Exchange, dated June 7, 2007. Pursuant to the agreement, the stockholders of AuraSound received 11,505,305 shares or approximately 43.6% of our issued and outstanding common stock in exchange for all of the issued and outstanding capital stock of AuraSound, and all outstanding warrants of AuraSound were exchanged for our warrants to purchase an aggregate of 3,200,000 shares of our common stock at an exercise price of $1.00 per share. The value of our common stock on June 7, 2007 was $1.00 per share.

On June 7, 2007, we issued GP Group, LLC, our placement agent in the private placement of units that initially closed on June 7, 2007, a five year warrant to purchase 245,000 shares of our common stock at an exercise price of $0.80 per share as part of a bridge loan placement fee.

Item 27. Exhibits.

Exhibit Number	Description

2.1
Amended and Restated Agreement and Plan of Share Exchange dated June 7, 2007 among AuraSound, Inc. and the shareholders of AuraSound, Inc. on the one hand, and Hemcure, Inc., Bartly J. Loethen and Synergy Business Consulting LLC, on the other hand (1)

3.1	Articles of Incorporation (2)

3.2	By-Laws (1)

4.1	Specimen Certificate of Common Stock (3)

4.2	Form of Warrant issued to GP Group, LLC**

4.3	Form of Warrant issued to bridge lenders by AuraSound*

4.4	Form of Warrant issued to investors in our Unit Offering closed on June 7, 2007 (1)

4.5	AuraSound, Inc. 12% Promissory Note, dated December 29, 2006, in the amount of $750,000 issued to Mapleridge Insurance Services*

4.6	AuraSound, Inc. 10% Promissory Note, dated January 29, 2007, in the amount of $500,000 issued to Westrec Properties, Inc. & Affiliated Companies 401(k) Plan*

4.7	AuraSound, Inc. 12% Promissory Note, dated February 5, 2007, in the amount of $500,000 issued to Apex Investment Fund, Ltd.*

4.8	AuraSound, Inc. 12% Promissory Note, dated April 2, 2007, in the amount of $500,000 issued to Clearview Partners, LLC,*

4.9	AuraSound, Inc. 12% Promissory Note, dated February 14, 2007, in the amount of $200,000 issued to YKA Partners, Ltd.*

4.10	Form of Hermcure Warrant issued to bridge lenders in exchange for Warrant issued by AuraSound**

5.1	Opinion of Richardson & Patel LLP*

10.1	Form of Subscription Agreement for investors in our Unit Offering closed on June 7, 2007(1)

Exhibit Number	Description

10.2	Lock-up Agreement dated June 7, 2007 executed by Arthur Liu (1)

10.3	Loan Agreement dated December 29, 2006 between AuraSound, Inc. and Mapleridge Insurance Services*

10.4	Loan Agreement dated January 29, 2007 between AuraSound, Inc. and Westrec Properties, Inc. & Affiliated Companies 401(k) Plan*

10.5	Security Agreement dated January 29, 2007 between AuraSound, Inc. and Westrec Properties, Inc. & Affiliated Companies 401(k) Plan*

10.6	Intercreditor Agreement dated January 29, 2007 between Mapleridge Insurance Services and Westrec Properties, Inc. & Affiliated Companies 401(k) Plan*

10.7	Loan Agreement dated February 5, 2007 between AuraSound, Inc. and Apex Investment Fund, Ltd.*

10.8	Security Agreement dated February 5, 2007 between AuraSound, Inc. and Apex Investment Fund, Ltd.*

10.9	Loan Agreement dated April 2, 2007 between AuraSound, Inc. and Clearview Partners, LLC *

10.10	Loan Agreement dated February 14, 2007 between AuraSound, Inc. and YKA Partners, Ltd.*

10.11	$10.0 Accounts Receivable credit facility with Bank SinoPac**

10.12	$2.0 million Letter of Credit facility with Bank SinoPac**

10.13	Personal Guaranty of Arthur Lin in favor of Mapleridge Insurance Services*

10.14	Personal Guaranty of Arthur Lin in favor of Clearview Partners, LLC*

10.15	Personal Guaranty of Arthur Lin in favor of Apex Investment Fund, Ltd.*

10.16	Personal Guaranty of Arthur Lin in favor of Michael and Maureen Sachs Revocable Trust (dated 10/21/03)*

16	Letter re: change in certifying accountant (1)

21	Subsidiaries of Registrant*

23.1	Consent of Schumacher and Associates, Inc.*

23.2	Consent of Kabani and Company, Inc.*

23.2	Consent of Counsel (included in Exhibit 5.1)

* Filed herewith.

** To be filed by Amendment.

(1) Incorporated by reference to the registrant’s Report on Form 8-K filed with the Securities and Exchange Commission on June 13, 2007.

(2) Incorporated by reference to the registrant’s Annual Report on Form 10-KSB for the period ended June 30, 2006 filed with the Securities and Exchange Commission on September 28, 2006.

(3) Incorporated by reference to Exhibit 3.1 to the registrant’s Form 10-SB12G/A filed with the Securities and Exchange Commission on October 17, 2005.

Item 28. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Sections 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any additional or changed material information on the plan of distribution;

(2) For the purpose of determining any liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered therein, and the offering of the securities at that time shall be deemed to be the bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Fe Springs, California, on the 24th day of July, 2007.

HEMCURE, INC.

By:	/s/ Arthur Liu
Arthur Liu, Chairman and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Arthur Liu
Arthur Liu, Chief Financial Officer (Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Mark J. Henrickson, with the power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and substitution for him or in his name, place and stead, in any and all capacities to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, and in connection with any registration of additional securities pursuant to Rule 462(b) under the Securities Act of 1933, as amended, to sign any abbreviated registration statements and any and all amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, in each case, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ Arthur Liu	Director, Chairman, Chief Executive	July 24, 2007
Arthur Liu	Officer and Chief Financial Officer

/s/ Amy Liu	Director	July 24, 2007
Amy Liu

/s/ Celia Cheng	Director and Secretary	July 24, 2007
Celia Cheng

S-1

Exhibit Index

Exhibit Number	Description

2.1
Amended and Restated Agreement and Plan of Share Exchange dated June 7, 2007 among AuraSound, Inc. and the shareholders of AuraSound, Inc. on the one hand, and Hemcure, Inc., Bartly J. Loethen and Synergy Business Consulting LLC, on the other hand (1)

3.1	Articles of Incorporation (2)

3.2	By-Laws (1)

4.1	Specimen Certificate of Common Stock (3)

4.2	Form of Warrant issued to GP Group, LLC**

4.3	Form of Warrant issued to bridge lenders by AuraSound*

4.4	Form of Warrant issued to investors in our Unit Offering closed on June 7, 2007 (1)

4.5	AuraSound, Inc. 12% Promissory Note, dated December 29, 2006, in the amount of $750,000 issued to Mapleridge Insurance Services*

4.6	AuraSound, Inc. 10% Promissory Note, dated January 29, 2007, in the amount of $500,000 issued to Westrec Properties, Inc. & Affiliated Companies 401(k) Plan*

4.7	AuraSound, Inc. 12% Promissory Note, dated February 5, 2007, in the amount of $500,000 issued to Apex Investment Fund, Ltd.*

4.8	AuraSound, Inc. 12% Promissory Note, dated April 2, 2007, in the amount of $500,000 issued to Clearview Partners, LLC,*

4.9	AuraSound, Inc. 12% Promissory Note, dated February 14, 2007, in the amount of $200,000 issued to YKA Partners, Ltd.*

4.10	Form of Hermcure Warrant issued to bridge lenders in exchange for Warrant issued by AuraSound**

5.1	Opinion of Richardson & Patel LLP*

10.1	Form of Subscription Agreement for investors in our Unit Offering closed on June 7, 2007(1)

10.2	Lock-up Agreement dated June 7, 2007 executed by Arthur Liu (1)

10.3	Loan Agreement dated December 29, 2006 between AuraSound, Inc. and Mapleridge Insurance Services*

10.4	Loan Agreement dated January 29, 2007 between AuraSound, Inc. and Westrec Properties, Inc. & Affiliated Companies 401(k) Plan*

10.5	Security Agreement dated January 29, 2007 between AuraSound, Inc. and Westrec Properties, Inc. & Affiliated Companies 401(k) Plan*

10.6	Intercreditor Agreement dated January 29, 2007 between Mapleridge Insurance Services and Westrec Properties, Inc. & Affiliated Companies 401(k) Plan*

Exhibit Number	Description

10.7	Loan Agreement dated February 5, 2007 between AuraSound, Inc. and Apex Investment Fund, Ltd.*

10.8	Security Agreement dated February 5, 2007 between AuraSound, Inc. and Apex Investment Fund, Ltd.*

10.9	Loan Agreement dated April 2, 2007 between AuraSound, Inc. and Clearview Partners, LLC *

10.10	Loan Agreement dated February 14, 2007 between AuraSound, Inc. and YKA Partners, Ltd.*

10.11	$10.0 Accounts Receivable credit facility with Bank SinoPac**

10.12	$2.0 million Letter of Credit facility with Bank SinoPac**

10.13	Personal Guaranty of Arthur Lin in favor of Mapleridge Insurance Services*

10.14	Personal Guaranty of Arthur Lin in favor of Clearview Partners, LLC*

10.15	Personal Guaranty of Arthur Lin in favor of Apex Investment Fund, Ltd.*

10.16	Personal Guaranty of Arthur Lin in favor of Michael and Maureen Sachs Revocable Trust (dated 10/21/03)*

16	Letter re: change in certifying accountant (1)

21	Subsidiaries of Registrant*

23.1	Consent of Schumacher and Associates, Inc.*

23.1	Consent of Kabani and Company, Inc.*

23.2	Consent of Counsel (included in Exhibit 5.1)

* Filed herewith.

** To be filed by Amendment.

(1) Incorporated by reference to the registrant’s Report on Form 8-K filed with the Securities and Exchange Commission on June 13, 2007.

(2) Incorporated by reference to the registrant’s Annual Report on Form 10-KSB for the period ended June 30, 2006 filed with the Securities and Exchange Commission on September 28, 2006.

(3) Incorporated by reference to Exhibit 3.1 to the registrant’s Form 10-SB12G/A filed with the Securities and Exchange Commission on October 17, 2005.